Exhibit 2.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN THIS EXHIBIT, “[***]” INDICATES WHERE SUCH INFORMATION HAS BEEN OMITTED.

Execution Version

STOCK PURCHASE AGREEMENT

THIS Stock Purchase Agreement (the “Agreement”) is entered into as of November 12, 2026, by and among Lineage Cell Therapeutics, Inc., a California corporation (“Buyer”), and the stockholders of the Company (as defined below) set forth on the signature page hereto (the “Sellers”), and Leslie Thompson, as the representative of the Sellers (the “Sellers’ Representative”). Buyer, the Sellers and the Sellers’ Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Exhibit A hereto.

RECITALS

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares of common stock (the “Shares”) of NeuroAirmid Therapeutics, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, at the Closing, among other things, Buyer shall purchase from the Sellers, and the Sellers shall sell to Buyer, all of the Shares, such that immediately upon the Closing, Buyer shall own 100% of the Shares (such purchase and sale, the “Acquisition”); and

WHEREAS, the Company and the Sellers have approved this Agreement, the Ancillary Agreements and the other agreements and transactions contemplated hereby and thereby.

Now Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby agreed by the Parties, the Parties agree as follows:

Article 1

THE TRANSACTION
1.1
Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from the Sellers, and the Sellers shall sell to Buyer, all of the Sellers’ right, title and interest in and to all of the Shares, free and clear of any and all Liens. As a result of the Acquisition, the Company will, upon the occurrence of the Closing, become a wholly owned subsidiary of Buyer, and Buyer will, by virtue of the completion of the Acquisition, become the record and beneficial owner of all of the issued and outstanding shares of the common stock of the Company.
1.2
The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement by the Parties, remotely by electronic exchange of executed documents and other closing deliverables on the date hereof (the “Closing Date”).
1.3
The Purchase Price. The total purchase price for the sale of the Shares shall be comprised of the Closing Consideration, the First Anniversary Payment, the payment of all Unpaid Sellers’ Transaction Expenses, the payment of all Closing Indebtedness, the payment of all Buyer Agreed Expenses, the Expense Fund, and the Milestone Payments, if any, as set forth below, to be paid at the times and in accordance with and subject to the terms of this Agreement (the “Purchase Price”):
(a)
Closing Payments. At the Closing, Buyer shall pay, or cause to be paid, the following:
(i)
to the Sellers, subject to Section 1.3(d)(i), the Estimated Closing Consideration in accordance with their respective Pro Rata Share;
(ii)
on behalf of the Company, to the Persons and in the amounts specified on the Estimated Closing Statement, all Unpaid Sellers’ Transaction Expenses by wire transfer of immediately available funds, in accordance with the wiring instructions set forth thereon;
(iii)
on behalf of the Company, to the Persons and in the amounts specified on the Estimated Closing Statement, all Closing Indebtedness, by wire transfer of immediately available funds, in accordance with the wiring instructions set forth thereon;

(iv)
on behalf of the Company, the portion of the Buyer Agreed Expenses payable at the Closing to CIRM and [***] pursuant to the terms of the CIRM SAFE Termination Agreement and the [***] Termination Agreement, respectively, by wire transfer of immediately available funds; and
(v)
to the Sellers’ Representative, the Expense Fund, by wire transfer of immediately available funds, in accordance with the wiring instructions set forth in the Estimated Closing Statement.
(b)
First Anniversary Payment. On the one-year anniversary of the Closing, subject to Section 1.3(d)(ii), Buyer shall pay the First Anniversary Payment to the Sellers in accordance with their respective Pro Rata Share.
(c)
Milestone Payments. Subject to the terms and conditions set forth in Article 2 and Section 8.10, Sellers shall also be entitled to receive from Buyer the Milestone Payments, if any, in the amounts and at the times set forth in Article 2.
(d)
Buyer Common Stock.
(i)
The portion of the Estimated Closing Consideration payable to Shellwater shall be paid solely in cash by wire transfer of immediately available funds. At the option of and in the sole and absolute discretion of Buyer, subject to the following proviso, the portion of the Estimated Closing Consideration payable to the other Sellers may be made in either one or the other or any combination of (x) cash and/or (y) that number of shares of Buyer Common Stock equal to the dollar amount of the Estimated Closing Consideration elected by Buyer to be paid in shares of Buyer Common Stock divided by the Buyer Closing Stock Price; provided that the aggregate value of Buyer Common Stock (calculated using the Buyer Closing Stock Price) that comprises the Closing Consideration paid to the Sellers in the aggregate shall not exceed $2,375,000.
(ii)
The portion of the First Anniversary Payment payable to Shellwater shall be paid solely in cash by wire transfer of immediately available funds. At the option of and in the sole and absolute discretion of Buyer, subject to the following proviso, the portion of the First Anniversary Payment payable to the other Sellers may be made in either one or the other or any combination of (x) cash and/or (y) that number of shares of Buyer Common Stock equal to the dollar amount of the First Anniversary Payment elected by Buyer to be paid in shares of Buyer Common Stock divided by the Buyer Future Stock Price; provided that the aggregate value of Buyer Common Stock (calculated using the Buyer Future Stock Price) that comprises the First Anniversary Payment paid to the Sellers in the aggregate shall not exceed $2,375,000.
1.4
Payment Schedule.
(a)
Prior to the Closing, the Sellers shall deliver to Buyer a schedule (a “Payment Schedule”) setting forth with respect to each Seller: (i) such Person’s address; (ii) such Person’s Pro Rata Share; and (iii) any amounts required to be withheld for Taxes from the amounts payable to such Person; it being agreed and acknowledged that such Person’s Pro Rata Share shall be used to determine the portion of the Closing Consideration, the First Anniversary Payment, and the Expense Fund to be paid to such Person. Each Seller’s portion of each Milestone Payment shall first be calculated using its Pro Rata Share of that Milestone Payment before application of the reduction under Section 8.10, and the entire reduction shall then be allocated among all Sellers in accordance with their respective Pro Rata Shares. The Payment Schedule shall reflect these allocations and the requirement that all amounts payable to Shellwater in its capacity as a Seller be paid solely in cash.
(b)
Buyer may rely on the instructions of the Sellers for distributions of the Purchase Price and shall have no liability with respect to the allocations thereto. Upon Buyer making each payment required of it under this Agreement, in accordance with the terms hereof, Buyer shall have fulfilled its obligations with respect to such payment. Buyer shall not have any liability whatsoever with respect to the distribution of payments of the Purchase Price among the Sellers and each Seller agrees and acknowledges that such Seller has reviewed the Payment Schedule and agrees and confirms that it sets forth the correct allocation of the Purchase Price payable to the Sellers in all respects. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to distribute or pay the Closing Consideration, the First Anniversary Payment or any of the Milestone Payments until it has received the Payment Schedule.
1.5
Estimated Closing Consideration.
(a)
Estimated Closing Consideration. Not less than [***] prior to the Closing Date, the Sellers delivered to Buyer a statement (the “Estimated Closing Statement”), that set forth the Sellers’ good faith estimate of the Closing Consideration (the “Estimated Closing Consideration”), including each of the components thereof, together with reasonably detailed supporting documents for the calculation of the Estimated Closing Consideration, including each of the components thereof.
(b)
Final Calculations.
(i)
Within [***] after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth Buyer’s good faith calculation of (A) the Closing Cash, (B) the Closing Indebtedness, (C) the Unpaid Sellers’ Transaction Expenses, and (D) the Closing Consideration resulting therefrom (the “Closing Statement”). Buyer agrees that, upon the written request of the Sellers’ Representative, Buyer will provide any reasonably requested back up or supporting information to the Sellers’ Representative on which the Closing Statement calculations are based. After delivery of the Closing Statement, the Sellers’ Representative shall be permitted to make inquiries of, and request documents, information and supporting details from, Buyer and the Company and their accountants and other representatives regarding the Closing Statement. If the Sellers’ Representative has any objections to the Closing Statement, the Sellers’ Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its objections in reasonable detail (including Sellers’ Representative’s alternative calculation of the Closing Consideration) (the “Objection Disputes”) to the Closing Statement. [***]
(ii)
If the Closing Consideration based on the final Closing Statement as finally determined pursuant to Section 1.5(b) is greater than the Estimated Closing Consideration, Buyer shall [***] pay to the Sellers, in accordance with their respective Pro Rata Share, by wire transfer of immediately available funds, an amount equal to the amount by which the Closing Consideration is greater than the Estimated Closing Consideration based on the final Closing Statement determined pursuant to Section 1.5(b).
(iii)
If the Closing Consideration based on the final Closing Statement determined pursuant to Section 1.5(b) is less than the Estimated Closing Consideration, the amount by which the Closing Consideration is less than the Estimated Closing Consideration based on the final Closing Statement determined pursuant to Section 1.5(b) shall be deducted from and set off against the amount of the First Anniversary Payment, and no Seller shall have any right, title or interest in or to such amount.
(iv)
If the Closing Consideration based on the final Closing Statement determined pursuant to Section 1.5(b) is equal to the Estimated Closing Consideration, no payments shall be made by either Buyer or the Sellers to the other as a result of this Section 1.5(b).
1.6
Withholding. Buyer shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Laws and to request and be provided the applicable IRS Form W-9 or any successor form from each such Person. To the extent that amounts are so withheld and paid by Buyer to the applicable Taxing Authorities on behalf of the Sellers or any other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that the consideration payable or otherwise deliverable to any Person under this Agreement is not reduced by such deductions or withholdings, such Person shall indemnify Buyer and its Affiliates (including, after Closing, the Company) and agents for any amounts imposed by any Taxing Authorities.
Article 2

MILESTONE PAYMENTS
2.1
Defined Terms. For purposes of this Agreement:
(a)
“BLA” means a Biologics License Application as described in 21 C.F.R. § 601.2 (or any successor regulations).
(b)
“Buyer Change of Control” means the occurrence of any of the following events, whether in one transaction or a series of related transactions: (i) the consummation of any merger, consolidation, reorganization, recapitalization, or other business combination involving Buyer in which the holders of Buyer’s outstanding voting securities immediately prior to such transaction do not, immediately after the consummation of such transaction, hold (directly or indirectly) securities representing more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity (or the ultimate parent entity thereof); or (ii) any sale, lease, exchange, transfer, exclusive license or other disposition (including by merger, consolidation, or otherwise), of all or substantially all of the assets of Buyer and its Subsidiaries, taken as a whole, to any Person or group of related Persons (other than a wholly owned Subsidiary of Buyer);

provided, however, that notwithstanding the foregoing, none of the following shall constitute a “Buyer Change of Control”: (A) any transaction or series of related transactions the primary purpose of which is a bona fide equity or debt financing, capital raising, or recapitalization of Buyer (including any issuance of equity securities, convertible securities, or rights to acquire equity securities, whether by private placement, public offering, or otherwise), even if, as a result thereof, a Person or group acquires beneficial ownership of securities representing more than 50% of the combined voting power of Buyer’s outstanding voting securities; (B) any reincorporation, redomestication, or conversion of Buyer from one form of entity or jurisdiction of organization to another (including any merger or consolidation effected solely for the purpose of changing Buyer’s jurisdiction of incorporation or form of organization), so long as the holders of Buyer’s voting securities immediately prior to such transaction continue to hold, immediately following the consummation thereof, substantially the same proportionate voting interests in the surviving or resulting entity (or the ultimate parent entity thereof); (C) any internal reorganization, restructuring, or reclassification of or among Buyer and its wholly owned Subsidiaries that does not involve any third party (including any merger of a wholly owned Subsidiary with or into Buyer or another wholly owned Subsidiary of Buyer), provided that the Company and the Program (as applicable) remain owned by Buyer (or a wholly owned Subsidiary of Buyer that is jointly and severally bound by Buyer’s obligations under Article 2); or (D) the formation of a holding company structure in which (1) a newly formed entity (“HoldCo”) becomes the direct or indirect parent of Buyer pursuant to a merger, share exchange, statutory conversion, or other reorganization transaction, (2) immediately following the consummation of such transaction, the holders of Buyer’s outstanding voting securities immediately prior thereto hold, directly or indirectly, substantially the same proportionate voting interests in HoldCo (or the ultimate parent entity thereof) as such holders held in Buyer immediately prior to such transaction, (3) immediately following such transaction, no Person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) beneficially owns a greater percentage of the combined voting power of HoldCo’s outstanding voting securities than such Person or group beneficially owned of Buyer’s outstanding voting securities immediately prior to such transaction, and (4) immediately following such transaction, HoldCo (directly or indirectly through one or more wholly owned Subsidiaries) owns all of the outstanding equity interests of Buyer. For the avoidance of doubt, references to “Buyer” in this Agreement (including all obligations of Buyer under Article 2) shall, following any transaction described in clause (B) above, be deemed to include the surviving entity, following any transaction described in clause (C) above, be deemed to include the surviving, resulting or continuing entity, and following any transaction described in clause (D) above, be deemed to include HoldCo and its successors (each, surviving, resulting or continuing entity, or HoldCo, a “Successor Entity”), and such Successor Entity shall be bound by all of Buyer’s obligations hereunder as if it were an original party to this Agreement; provided further that the exclusions in clauses (A) through (D) shall not apply to any transaction or series of related transactions undertaken with a principal purpose of avoiding or reducing any Milestone Payment or otherwise circumventing Buyer’s obligations under this Article 2. Any dispute as to whether the foregoing proviso applies to a transaction or series of related transactions shall be resolved in accordance with Section 12.7.
(c)
“Commercially Reasonable Efforts” means [***].
(d)
“Derivative” means any product, compound, or cell line that (i) is directly and materially derived from, based upon, or constitutes a modification or improvement of the Product Candidate, including cultures resulting from the expansion of the Product Candidate, or cultures that are derived from the Product Candidate that are modified either genetically or otherwise (Derivatives also include materials that are produced through the direct use of the Product Candidate as an essential component thereof, including, but not limited to biologics or small molecules), (ii) would, but for the rights granted under the A&R UC License, infringe any patent or intellectual property right licensed thereunder, or (iii) merely uses the Product Candidate or a Derivative thereof as a research tool in the discovery or development of such product without incorporating or consisting of the Product Candidate or any progeny thereof; provided that “Derivative” expressly excludes any product or product candidate that is independently developed by Buyer without reference to or use of the Product Candidate, the Company Confidential Information as it exists as of the Closing Date, or the Company’s rights under the A&R UC License. Any dispute as to whether a product, compound, or cell line constitutes a Derivative shall be resolved in accordance with Section 12.7.
(e)
“DSMB” means the independent data safety monitoring board for the Phase 1b/2a Study.
(f)
“Efforts Period” means (i) with respect to Milestone #2, [***]; and (ii) with respect to Milestone #3, [***].
(g)
“Field” means the Field of Use (as defined in the A&R UC License).
(h)
“Future QST Proceeds” means, with respect to a Qualifying Strategic Transaction, the portion of the cash or stock consideration payable by the applicable third party to Buyer or its Affiliates (or, following a Buyer Change of Control, Buyer’s acquiror or any of its Affiliates, successors or assigns) in connection with such Qualifying Strategic Transaction that is deferred, escrowed, held back, placed into any indemnity or similar holdback arrangement, in each case, only to the extent that the payment thereof is not subject to the satisfaction of any condition or contingency other than the mere passage of time. For the avoidance of doubt, Future QST Proceeds expressly excludes any earn-out, milestone, royalty or other contingent payment obligation of the applicable third party, or any other amount the payment of which is subject to the satisfaction of any condition or contingency (other than the mere passage of time) (any such excluded amount, “Excluded Contingent Consideration”).
(i)
“hNSC-01” means the human neural stem cell drug product candidate [***].
(j)
“IND 29720” means the Investigational New Drug application for the evaluation of hNSC-01 in human subjects for the indication of Huntington’s Disease (IND No. 029720), as amended from time to time.
(k)
“Milestone #1” means the dosing of the first patient in the Phase 2a (or Phase 2) portion of the Phase 1b/2a Study, following completion of the Phase 1b portion of such study and DSMB approval to initiate the Phase 2a (or Phase 2) portion of such study.
(l)
“Milestone #2” means the first dosing of the first patient in a Phase 3 Study (or in the Phase 3 Portion of a Phase 2/3 Study) conducted in the United States, Europe, Israel or Australasia of the Product Candidate or a Derivative in the Primary Indication; provided that, for clarity, Milestone #2 does not include the first dosing of the first patient in a Phase 3 Study (or in the Phase 3 Portion of a Phase 2/3 Study) conducted in Europe, Israel or Australasia if, as of the date of such first dosing, Buyer does not in good faith believe that such study is intended to enable Regulatory Approval of the Product Candidate or such Derivative in the Primary Indication, including in circumstances in which such study is conducted for the purpose of seeking approval from a Governmental Entity other than the FDA or the European Commission for the commercial marketing and sale of the Product Candidate or a Derivative for human use in a country or jurisdiction outside of the United States and the European Union.
(m)
“Milestone #3” means Regulatory Approval of the Product Candidate or a Derivative in the Primary Indication.
(n)
“Milestone #4” means the first dosing of the first patient in a Phase 3 Study (or in the Phase 3 Portion of a Phase 2/3 Study) conducted in the United States, Europe, Israel or Australasia of the Product Candidate or a Derivative in a Secondary Indication; provided that, for clarity, Milestone #4 does not include the first dosing of the first patient in a Phase 3 Study (or in the Phase 3 Portion of a Phase 2/3 Study) conducted in Europe, Israel or Australasia if, as of the date of such first dosing, Buyer does not in good faith believe that such study is intended to enable Regulatory Approval of the Product Candidate or such Derivative in the Secondary Indication, including in circumstances in which such study is conducted for the purpose of seeking approval from a Governmental Entity other than the FDA or the European Commission for the commercial marketing and sale of the Product Candidate or a Derivative for human use in a country or jurisdiction outside of the United States and the European Union.
(o)
“Milestone Events” means, collectively, the Developmental Milestone Events and the Qualifying Strategic Transaction.
(p)
“Milestone Payments” means, collectively, the Developmental Milestone Payments and the QST Milestone Payment.
(q)
“Phase 1b/2a Study” means the first-in-human clinical trial of hNSC-01, titled the “Phase 1B/2A Study of the Safety and Tolerability of Human Neural Stem Cells for Huntington’s Disease,” pursuant to the protocol included in IND 29720, which was cleared to proceed by the FDA as of [***], and which study is registered on ClinicalTrials.gov under identifier number NCT07451613.
(r)
“Phase 3 Portion of a Phase 2/3 Study” refers to the portion of a phase 2/3 human clinical trial of the Product Candidate or any Derivative that is regarded as its phase 3 component in accordance with the trial’s protocol and otherwise meets the definition of a “Phase 3 Study” as defined in this Agreement.
(s)
“Phase 3 Study” means a human clinical trial of the Product Candidate or a Derivative that is generally consistent with 21 C.F.R. § 312.21(c) (or any successor regulation) and intended to establish that the Product Candidate or such Derivative is safe and effective for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that may be associated with the Product Candidate or such Derivative in the dosage form to be administered, which clinical trial is a registration trial that Buyer believes in good faith is intended to enable submission of an application for Regulatory Approval of the Product Candidate or such Derivative.
(t)
“Primary Indication” means Huntington’s Disease.

(u)
“Product Candidate” means hNSC-01, including any formulation, dosage form, or delivery system thereof, that is developed, manufactured, or commercialized under or in connection with the rights granted under the A&R UC License; provided that “Product Candidate” expressly excludes (i) any Derivative, and (ii) any product or product candidate that is independently developed by Buyer without reference to or use of the Product Candidate, the Company Confidential Information as it exists as of the Closing Date, or the Company’s rights under the A&R UC License. Any dispute as to whether a product or product candidate constitutes a Product Candidate shall be resolved in accordance with Section 12.7.
(v)
“Qualifying Strategic Transaction” means (i) any transaction in which Buyer sublicenses the rights to develop or commercialize the Product Candidate or any Derivative to a third party, (ii) any collaboration or strategic transaction between Buyer and a third party the primary purpose of which is the development or commercialization of the Product Candidate or any Derivative, or (iii) any sale, transfer or other disposition by Buyer, in one transaction or a series of related transactions, of the Company or the Program to any third party, in each case of clauses (i), (ii) and (iii), that (A) is consummated prior to the 10-year anniversary of the Closing Date, and (B) in which Buyer (or, following a Buyer Change of Control, Buyer’s acquiror or any of its Affiliates, successors or assigns) actually receives QST Proceeds from such transaction of not less than $5.0 million in the aggregate (including any Future QST Proceeds actually received from time to time); provided, however, that a Qualifying Strategic Transaction expressly excludes any transaction that constitutes a Buyer Change of Control.
(w)
“QST Milestone Payment” means an amount, before application of the reduction provided in Section 8.10, equal to the greater of (i) $[***] and (ii) the product of (A) the QST Proceeds and (B) the applicable percentage: (1) [***]%, if the consummation of the Qualifying Strategic Transaction occurs prior to “Completion of the Phase 1b/2a portion of the Current Trial” (as such phrase is used in the A&R UC License), (2) [***]%, if the consummation of the Qualifying Strategic Transaction occurs on or after “Completion of the Phase 1b/2a portion of the Current Trial and prior to the Completion of the pivotal phase 3 clinical trial of a Licensed Product” (as such phrase is used in the A&R UC License), and (3) [***]%, if the consummation of the Qualifying Strategic Transaction occurs on or after “Completion of the pivotal Phase 3 clinical trial of a Licensed Product” (as such phrase is used in the A&R UC License). For the avoidance of doubt, because QST Proceeds excludes all Excluded Contingent Consideration, no portion of the QST Milestone Payment shall ever be calculated by reference to, or become payable on account of, any Excluded Contingent Consideration, regardless of whether or when the applicable third party actually pays, or Buyer or its Affiliates actually receive, any such amount. If the QST Proceeds for a Qualifying Strategic Transaction include any Future QST Proceeds, then (x) the QST Milestone Payment shall initially be calculated based solely on the QST Proceeds actually received by Buyer or its Affiliates at the consummation of such Qualifying Strategic Transaction (and excluding, for the avoidance of doubt, any Future QST Proceeds not yet received) (the “Initial QST Milestone Payment”), which Initial QST Milestone Payment, before application of the reduction provided in Section 8.10, shall not be less than $[***], and (y) upon each subsequent actual receipt by Buyer or its Affiliates of any Future QST Proceeds, Buyer shall recalculate the QST Milestone Payment by including such Future QST Proceeds actually received (together with all QST Proceeds previously taken into account) in the QST Proceeds, and shall pay, or cause to be paid, to the Sellers the amount, if any, by which the QST Milestone Payment as so recalculated exceeds the sum of the aggregate amount of the QST Milestone Payment previously paid to the Sellers in respect of such Qualifying Strategic Transaction and the aggregate amount of the reductions previously applied pursuant to Section 8.10 in respect of such payments (each such incremental payment, a “Supplemental QST Milestone Payment,” and together with the Initial QST Milestone Payment, the “QST Milestone Payment” with respect to such Qualifying Strategic Transaction). Each Initial QST Milestone Payment and Supplemental QST Milestone Payment shall be calculated before application of the reduction provided in Section 8.10, and the amount thereof payable to the Sellers shall then be reduced pursuant to Section 8.10.
(x)
“QST Proceeds” means the value of all cash and stock consideration received by Buyer or its Affiliates (including following a Buyer Change of Control, the acquiror and its Affiliates) as an upfront payment paid at the time of the consummation of the Qualifying Strategic Transaction from the applicable third party, together with, as and when actually received by Buyer or its Affiliates (or, following a Buyer Change of Control, the acquiror or its Affiliates), the value of any Future QST Proceeds actually received in respect of such Qualifying Strategic Transaction. If the QST Proceeds includes stock consideration, the value thereof shall be, [***]. If the amount of any Future QST Proceeds is reduced, forfeited, offset or otherwise diminished for any reason (including as a result of any indemnification claim, working capital or similar adjustment, or setoff) prior to actual receipt thereof by Buyer or its Affiliates (or, following a Buyer Change of Control, the acquiror or its Affiliates), then QST Proceeds shall reflect only the reduced amount, if any, actually received, and no amount not actually received shall be included in QST Proceeds.
(y)
“Regulatory Approval” means (a) the final approval by the FDA of a BLA that is necessary for the commercial marketing and sale of the Product Candidate or a Derivative for human use in the United States for the specified indication and, if required by the FDA, final FDA approval of a separate application that is necessary for the commercial marketing and sale of a combination product if the proposed Product Candidate or such Derivative is only in a delivery device that the FDA considers a combination product that requires such separate application. For the avoidance of doubt, Regulatory Approval includes an accelerated approval of a BLA pursuant to 21 U.S.C. § 356(c) or 21 C.F.R. Part 601, Subpart E; or (b) the grant (including on a conditional basis) by the European Commission of a marketing authorization necessary for the commercial marketing and sale of the Product Candidate or a Derivative for human use in the European Union for the specified indication.
(z)
“Secondary Indication” means any human disease or condition other than the Primary Indication for which the Product Candidate or a Derivative is being developed in the Field, including but not limited to Parkinson’s Disease, Alzheimer’s, and stroke.
(aa)
“Tolling Event” means (i) any force majeure event (including natural disasters, pandemics, wars, acts of terrorism, cyberattacks and similar events), (ii) a clinical hold imposed by the FDA directly resulting from actions caused by Buyer or its Affiliates, and (iii) any U.S. federal or state government shutdown that materially impacts the availability of the personnel or staff of the FDA necessary to the Phase 1b/2a Study.
2.2
Milestone Payments.
(a)
Developmental Milestones. Subject to the terms and conditions of this Agreement and Section 8.10, Buyer shall pay, or cause to be paid, to the Sellers the following milestone payments (each, a “Developmental Milestone Payment” and collectively, the “Developmental Milestone Payments”) upon the first achievement of the corresponding milestone event (each, a “Developmental Milestone Event”) (for the avoidance of doubt, the amounts of the Milestone Payments are amounts before application of the reduction provided in Section 8.10, and the amount of each Milestone Payment payable to the Sellers shall be reduced as provided in Section 8.10; each such reduction shall be calculated by reference to the applicable Milestone Payment before application of such reduction):
(i)
$[***] shall be payable upon first achievement of Milestone #1 (the “Milestone #1 Payment”), provided, that such achievement occurs prior to [***] (the “Milestone #1 Expiration Date”); provided, further, that if, at any time prior to the Milestone #1 Expiration Date, [***]; and provided, further, that any dispute as to whether a Tolling Event has occurred or its duration shall be resolved in accordance with Section 2.8;
(ii)
$[***] shall be payable upon first achievement of Milestone #2;
(iii)
$[***] shall be payable upon first achievement of Milestone #3; and
(iv)
$[***] shall be payable upon first achievement of Milestone #4.
(b)
QST Milestone. Subject to the terms and conditions of this Agreement and Section 8.10, upon the consummation of a Qualifying Strategic Transaction, if any, Buyer (or, following a Buyer Change of Control, the acquiror or its Affiliates) shall pay, or cause to be paid, the Initial QST Milestone Payment to the Sellers. If the QST Proceeds for such Qualifying Strategic Transaction include any Future QST Proceeds, Buyer (or, following a Buyer Change of Control, the acquiror or its Affiliates) shall pay, or cause to be paid, each Supplemental QST Milestone Payment, if any, subject to the reduction provided in Section 8.10, to the Sellers only as and when, and to the extent that, the corresponding Future QST Proceeds are actually received by Buyer (or, following a Buyer Change of Control, the acquiror or its Affiliates).
(c)
Notice of Achievement of Milestone #1. [***]
2.3
Efforts.
(a)
During the applicable Efforts Period, Buyer shall (directly or through its Affiliates) use Commercially Reasonable Efforts to cause the achievement of Milestone #2 and Milestone #3, as applicable (subject to the safe harbor set forth in Section 2.3(d)). For clarity, Buyer shall have no obligation whatsoever (whether under this Section 2.3(a) or otherwise under this Agreement, and whether express, implied, contractual, or arising under any legal or equitable doctrine, including any implied duty of good faith or obligation to use efforts of any kind) to cause, facilitate, or take any action directed toward the achievement of Milestone #1 or Milestone #4 or with respect to a Qualifying Strategic Transaction (including any efforts to pursue, negotiate, enter into or consummate a Qualifying Strategic Transaction). For the avoidance of doubt, the preceding sentence means that the Sellers shall have no claim against Buyer for failing to achieve, pursue, or take any steps toward Milestone #1 or Milestone #4 or toward a Qualifying Strategic Transaction, provided that the foregoing shall not apply to any action taken by Buyer or its Affiliates with the principal purpose of preventing, delaying or avoiding achievement of Milestone #1 or Milestone #4.
(b)
Buyer’s obligations in Section 2.3(a) shall terminate in full with respect to Milestone #2 and Milestone #3, as applicable, on the earlier to occur of (i) the achievement of Milestone #2 and Milestone #3, as applicable, and (ii) the expiration of the applicable Efforts Period. Upon the termination of Buyer’s obligations under this Section 2.3(b) with respect to Milestone #2 and Milestone #3, as applicable, Buyer shall have no further obligation of any kind (whether express, implied, contractual, or arising under any legal or equitable doctrine) with respect to the achievement of Milestone #2 and Milestone #3, as applicable, and no Seller or the Sellers’ Representative shall have any claim against Buyer relating to Buyer’s failure to achieve Milestone #2 and Milestone #3, as applicable, to the extent based on Buyer’s acts or omissions occurring after such termination. For the avoidance of doubt, the expiration of the applicable Efforts Period shall not by itself limit Buyer’s obligations under Section 2.2(a) to pay, or cause to be paid, to the Sellers the applicable Developmental Milestone Payment if the applicable Developmental Milestone is achieved, subject to the other terms of this Agreement.
(c)
The Efforts Period is included solely to limit the time during which Buyer is obligated to use Commercially Reasonable Efforts with respect to achievement of the applicable Developmental Milestone Event and does not impose any other obligation (express or implied) on Buyer to achieve any Developmental Milestone Event within the applicable Efforts Period or otherwise. The inclusion of the Efforts Period shall not create or be construed to create any inference that Buyer expected, anticipated, or committed to achieving the applicable Developmental Milestone Event within such period, or that a failure to achieve the applicable Developmental Milestone Event within such period is evidence of a breach of Buyer’s obligations under this Agreement.
(d)
(i)
Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that if, during any of the fiscal years set forth below, Buyer or its Affiliates collectively spend at least the corresponding amount set forth below (each such amount, the “Minimum Annual Spend” for the applicable period), calculated in accordance with Buyer’s usual methodology for determining costs incurred or expenses reimbursed in connection with its development programs, on bona fide research, development, manufacturing, regulatory or clinical activity intended to advance the Product Candidate or a Derivative or through the reimbursement of expenses to support the development of a facility at the SoCal Hub for purposes of advancing the Program, then Buyer shall be conclusively deemed to have satisfied its obligation to use Commercially Reasonable Efforts to cause the achievement of the applicable Developmental Milestone Event under Section 2.3(a) for such period, and no Party may assert a claim that Buyer breached such obligation for any such period in which the applicable Minimum Annual Spend was achieved: (A) $1.0 million during fiscal 2027; (B) $1.0 million during fiscal 2028; (C) $1.0 million during fiscal 2029; (D) $1.0 million during fiscal 2030; and (E) $1.0 million during fiscal 2031.
(ii)
For the avoidance of doubt, if Buyer or its Affiliates do not spend at least the applicable Minimum Annual Spend during the applicable fiscal year set forth in Section 2.3(d)(i), such fact alone shall not constitute, give rise to any presumption of, or otherwise be probative or dispositive of, a breach by Buyer of its obligation to use Commercially Reasonable Efforts under Section 2.3(a). Whether Buyer has used Commercially Reasonable Efforts during any such fiscal year shall be determined solely by reference to the definition of “Commercially Reasonable Efforts” set forth in Section 2.1(c), without regard to whether the Minimum Annual Spend was achieved. The Minimum Annual Spend thresholds set forth in Section 2.3(d)(i) are intended solely as a safe harbor for Buyer and shall not be construed as establishing a minimum level of spending required to satisfy the Commercially Reasonable Efforts standard or, except as set forth in Section 2.3(d)(iv), as imposing any independent spending obligation on Buyer.
(iii)
For the further avoidance of doubt, because Buyer has no obligation to use Commercially Reasonable Efforts (or any efforts) outside of an applicable Efforts Period, any failure to spend or to take action by Buyer or its Affiliates during any period that does not fall within an Efforts Period shall not be considered for purposes of determining whether Buyer has satisfied its obligations under Section 2.3(a).
(iv)
Subject to the remainder of this Section 2.3(d)(iv), Buyer shall (directly or through its Affiliates) spend or reimburse expenses for at least $1.0 million per fiscal year on the Program during each of fiscal 2027, fiscal 2028, fiscal 2029, fiscal 2030 and fiscal 2031, calculated in accordance with Buyer’s usual methodology for determining costs incurred or expenses reimbursed in connection with its development programs. Buyer will consider in good faith the views of Leslie Thompson as to the best use of such funds, but Buyer shall have sole discretion as to how such funds are spent. Any amounts spent pursuant to this Section 2.3(d)(iv) shall count toward the Minimum Annual Spend for the applicable fiscal year. The obligation set forth in this Section 2.3(d)(iv) shall commence in fiscal 2027 and shall cease (A) following the date on which no Efforts Period is in effect, or (B) if Buyer determines in good faith, in the exercise of its business judgment and after taking into account the views of Leslie Thompson, that further spend on the Program is not warranted, taking into account such considerations as Buyer considers relevant, individually or in the aggregate.
(e)
Other than to the extent expressly set forth in Section 2.3(a), (i) Buyer and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Product Candidate and any Derivative in all respects, including the right to prioritize, deprioritize, pause, modify, abandon or redirect any program, product candidate, indication or line of research, and to allocate or reallocate resources among programs and product candidates in any manner Buyer deems appropriate, and no exercise of such discretion (whether or not it directly or indirectly affects the likelihood of achievement of any Milestone Event) shall give rise to any claim by any Seller or the Sellers’ Representative under this Agreement or otherwise, and (ii) Buyer (directly or through its Affiliates) shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to achieve any Milestone Event or to make or maximize any Milestone Payment. For the avoidance of doubt, (A) Buyer does not guarantee (and the use of any “Commercially Reasonable Efforts” hereunder does not mean nor shall it be deemed or interpreted to mean) that any Milestone Event will be achieved by a specific date or at all, and a failure to achieve a Milestone Event may nonetheless be consistent with the use of Commercially Reasonable Efforts, and (B) the Minimum Annual Spend thresholds set forth in Section 2.3(d)(i) are intended solely as a safe harbor for deemed compliance with the efforts obligations set forth in Section 2.3(a) during the applicable Efforts Period, and do not establish, and shall not be construed as establishing, any minimum level of expenditure or activity necessary to satisfy such obligations.
2.4
Maximum Developmental Milestone Payments. Each Developmental Milestone Payment shall be payable only once, upon the first achievement of the applicable Developmental Milestone Event, regardless of the number of times such Developmental Milestone Event may be achieved or the number of indications or patient populations for which such Developmental Milestone Event is achieved. The maximum aggregate amount of the Developmental Milestone Payments, before application of the reductions provided in Section 8.10, shall be $48.0 million. The aggregate amount payable to the Sellers in respect thereof shall be reduced by the applicable reductions provided in Section 8.10.
2.5
Milestone Payment Mechanics; Disputes. For the avoidance of doubt, except where this Section 2.5 expressly refers only to Developmental Milestone Payments or only to the QST Milestone Payment, each reference in this Section 2.5 to a “Milestone Payment” applies equally and in the same manner to each Developmental Milestone Payment and to the QST Milestone Payment (including each Initial QST Milestone Payment and Supplemental QST Milestone Payment).
(a)
Milestone Achievement Notice. Within [***] after (i) receiving a Milestone #1 Certificate delivered under Section 2.2(c), (ii) the achievement of Milestone #2, Milestone #3, or Milestone #4, (iii) the consummation of a Qualifying Strategic Transaction, or (iv) if the QST Proceeds for a Qualifying Strategic Transaction include any Future QST Proceeds, receipt by Buyer or its Affiliates of any Future QST Proceeds, Buyer shall prepare and deliver to the Sellers’ Representative a statement (each, a “Milestone Achievement Notice”) setting forth: [***] If the Sellers’ Representative has any objections to the Milestone Achievement Notice, the Sellers’ Representative shall deliver to Buyer a written statement (a “Milestone Objection Statement”) setting forth its objections in reasonable detail [***]. If a Milestone Objection Statement is not delivered by the Sellers’ Representative to Buyer within [***], then the Milestone Achievement Notice as originally sent by Buyer shall be final and binding on all the Parties. If the Sellers’ Representative delivers a timely Milestone Objection Statement, then (1) to the extent such Milestone Objection Statement disputes the date on which the applicable Milestone Event was achieved, such dispute shall be resolved in accordance with Section 12.7, and (2) to the extent such Milestone Objection Statement disputes solely the amount of the applicable Milestone Payment, such dispute shall be resolved in accordance with Section 2.5(c).
(b)
Sellers Milestone Achievement Notice. Notwithstanding Section 2.5(a), if (A) the Sellers’ Representative believes in good faith that (x) Milestone #1, Milestone #2, Milestone #3, or Milestone #4 has been achieved, (y) a Qualifying Strategic Transaction has been consummated, or (z) that Buyer or its Affiliates have received any Future QST Proceeds, and (B) Buyer has not delivered a Milestone Achievement Notice when required under Section 2.5(a), then the Sellers’ Representative may deliver written notice of that belief to Buyer, which shall describe the basis for the Sellers’ Representative belief in reasonable detail (such notice, a “Sellers Milestone Achievement Notice”). Within [***] after receiving a Sellers Milestone Achievement Notice, Buyer shall deliver to Sellers’ Representative either a Milestone Achievement Notice or a written notice that Buyer disputes that Milestone #1, Milestone #2, Milestone #3, or Milestone #4 has been achieved, a Qualifying Strategic Transaction has been consummated, or that Buyer or its Affiliates have received any Future QST Proceeds (an “Achievement Objection Statement”). If Buyer delivers a timely Achievement Objection Statement, the dispute shall be resolved in accordance with Section 12.7.

(c)
Dispute Resolution. If a Milestone Objection Statement is timely delivered pursuant to Section 2.5(a) disputing solely the amount of the applicable Milestone Payment (each such dispute, a “Milestone Objection Dispute”), then [***].
(d)
Timing of Milestone Payments. If a Milestone Achievement Notice or Sellers Milestone Achievement Notice becomes final and binding on the Parties in accordance with Section 2.5(a) or Section 2.5(b), as applicable, without a timely Milestone Objection Statement or Achievement Objection Statement having been delivered, Buyer shall pay the applicable Milestone Payment [***]. If a Milestone Objection Statement or an Achievement Objection Statement is timely delivered pursuant to Section 2.5(a) or Section 2.5(b), as applicable, Buyer shall pay (x) the portion of the applicable Milestone Payment that is not in dispute, if any, [***], and (y) if the final resolution of the applicable dispute (whether pursuant to Section 2.5(c) or Section 12.7, as applicable) determines that any additional amount is payable, such additional amount [***]; for the avoidance of doubt, if the final resolution of such dispute determines that no additional amount is payable, no further payment shall be due in respect of such dispute. Each Seller’s portion of each Milestone Payment shall first be determined in accordance with its Pro Rata Share of the applicable Milestone Payment before application of the reduction pursuant to Section 8.10. [***] At the option of and in the sole and absolute discretion of Buyer, subject to the following proviso, the portions of each Milestone Payment payable to the other Sellers may be made in either one or the other or any combination of (x) cash and/or (y) that number of shares of Buyer Common Stock equal to the dollar amount of the applicable payment elected by Buyer to be paid in shares of Buyer Common Stock divided by the Buyer Future Stock Price; provided, however, that the aggregate value of Buyer Common Stock (calculated using the Buyer Future Stock Price) included in any such payment shall not exceed 50% of the aggregate value of such payment payable to Sellers other than Shellwater, after allocation of the reduction pursuant to Section 8.10. The 50% limitation on payment in Buyer Common Stock shall be calculated solely by reference to the aggregate amount payable to Sellers other than Shellwater after allocation of the reduction pursuant to Section 8.10, excluding in its entirety the amount payable to Shellwater, and no portion of the amount payable to Shellwater may be paid in Buyer Common Stock.
(e)
Late Payments; Interest. Any Milestone Payment, or portion thereof, that is not paid when due under this Section 2.5 shall bear interest from the due date until paid in full. [***] Any portion of a late payment that Buyer would otherwise be entitled to pay in shares of Buyer Common Stock shall instead be paid in cash. For the avoidance of doubt, no interest shall accrue in favor of the Sellers on any amount by which a Milestone Payment is properly reduced pursuant to Section 8.10.
(f)
Set-Off. No Milestone Payment due under this Article 2 shall be reduced, withheld or delayed for any claim, except as expressly permitted in accordance with Section 9.6. For the avoidance of doubt, the reduction of a Milestone Payment pursuant to Section 8.10 is expressly permitted and shall not constitute a prohibited reduction, withholding, delay or set-off under this Section 2.5(f).
2.6
Information. During the applicable Efforts Period, Buyer shall, upon Sellers’ Representative’s reasonable request, provide the Sellers’ Representative with [***]. As a condition precedent to the delivery of any such report or any other information regarding the development status of the Product Candidate program, the Sellers’ Representative and each Seller with or to whom such information is to be shared, disclosed or made accessible shall have executed and delivered to Buyer a confidentiality agreement in a form reasonably acceptable to Buyer (each, a “Development Information Confidentiality Agreement”), which shall include, among other things, (a) an acknowledgement that the information provided may constitute material, non-public information for purposes of applicable securities laws and (b) an agreement that the recipient shall not trade in the securities of Buyer or any of its Affiliates on the basis of such information. For the avoidance of doubt, Buyer shall have no obligation to deliver any report or other information under this Section 2.6 unless and until the applicable Development Information Confidentiality Agreement has been duly executed and delivered to Buyer. Buyer’s obligation to deliver reports under this Section 2.6 to any Seller or the Sellers’ Representative shall permanently terminate with respect to such Person upon any breach by such Person of the applicable Development Information Confidentiality Agreement or any unauthorized use, disclosure or dissemination of any information delivered pursuant to this Section 2.6 by such Person or any Person to whom such Person provided such information, and no such termination of reporting obligations shall give rise to any claim or cause of action by any Seller or the Sellers’ Representative against Buyer. Buyer shall have no liability whatsoever with respect to any trading losses, securities-law consequences or other similar damages or liabilities incurred by any Seller or the Sellers’ Representative arising from or relating to any information provided pursuant to this Section 2.6.
2.7
Assumption of Milestone Obligations. In the event of a Buyer Change of Control and as a condition to the consummation thereof, Buyer shall cause the acquiror (and, if different, the ultimate parent entity of the acquiror and any transferee of the Company or the Program) to expressly assume, pursuant to a written assumption agreement in customary form and delivered to the Sellers’ Representative at or prior to such consummation, all of Buyer’s obligations under this Agreement, and such obligations shall be binding on the acquiror and its successors and assigns, and from and after the consummation of the Buyer Change of Control, neither Buyer nor any of its Affiliates (other than the acquiror and its successors and assigns), shall have any further liability or obligation under this Agreement.
2.8
Efforts Disputes. [***]
2.9
Rights Not Transferable . No Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any of the Milestone Payments, other than by operation of law. Notwithstanding the foregoing, a Seller may transfer such rights for bona fide estate planning purposes, upon death or incapacity, or pursuant to a domestic relations order, provided that Buyer receives prior written notice and an updated Payment Schedule; it being agreed that Buyer may rely on the updated Payment Schedule without verification of any kind and shall have no liability with respect to payments made in accordance with an updated Payment Schedule.
2.10
Tax Treatment . The Parties intend that the Acquisition shall be treated for all U.S. federal, state and local income Tax purposes as a fully taxable purchase and sale of the Shares by the Sellers to Buyer. For income tax purposes, each component of the Purchase Price (whether paid in cash directly to or on behalf of the Sellers or the Company (including the Unpaid Sellers’ Transaction Expenses, the Closing Indebtedness, and the Buyer Agreed Expenses), shares of Buyer Common Stock or any combination thereof) shall be treated as taxable consideration received by the Sellers in exchange for the Shares. Any payment made under this Article 2 shall be treated for all Tax purposes as additional consideration for the Shares (and, accordingly, as an adjustment to the Purchase Price), to the extent permitted by applicable Law, provided, that, the portion of any payment under this Article 2, required to be treated as interest under Section 483 or Section 1274 of the Code shall be treated as interest for all Tax purposes. The Parties shall, and shall cause their respective Affiliates to, file all Tax Returns and otherwise report the Acquisition in a manner consistent with the treatment described in this Section 2.10, and no Party shall take any position on any Tax Return, in any Tax Proceeding, or otherwise that is inconsistent with such treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or any analogous provision of state, local or foreign Law).
Article 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, with respect to himself, herself or itself, represents and warrants to Buyer as follows:

3.1
Existence; Authorization of Transactions; Binding Agreement.
(a)
To the extent such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with the requisite power to own, operate and lease its properties and to carry out its business as now conducted.
(b)
Such Seller has all requisite power and authority (or, in the case of a Seller that is a natural person, legal capacity) to execute and deliver this Agreement and the Ancillary Agreements to which he, she or it is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which he, she or it is a party and the consummation of the Transactions, have been authorized by all necessary corporate or other actions that are required on the part of such Seller (or, in the case of a Seller that is a natural person, no such authorization is required). This Agreement and the Ancillary Agreements to which such Seller is a party, as executed and delivered by such Seller, assuming due execution and delivery of this Agreement by Buyer and, to the extent Buyer is a party to the Ancillary Agreements, such Ancillary Agreements by Buyer, constitute valid and legally binding obligations of such Seller, enforceable against him, her or it in accordance with their terms and conditions, except to the extent enforcement thereof may be limited by the Equitable Principles.
3.2
Non-contravention. The execution and delivery by such Seller of this Agreement or the Ancillary Agreements to which he, she or it is a party, the performance of his, her or its obligations hereunder or thereunder or the consummation of the Transactions, will not: (a) to the extent such Seller is an entity, contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of such Seller, (b) contravene, conflict with or result in any violation or breach of any applicable Law, Order or Permit, with or without giving notice or the lapse of time or both, (c) require any consent or approval by any Person (including the Company), constitute a default, give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or the Company, result in a loss of any benefit to which such Seller or the Company is entitled or increase any liabilities for which the Company is obligated, in each case, under any Contract to which such Seller or the Company is a party or their assets are bound; or (d) with or without giving notice or the lapse of time or both, result in the creation or imposition of any Lien on any Shares or any asset or property of the Company, except for Permitted Liens.
3.3
Ownership of Shares. Such Seller has good and valid title to, and is the record and beneficial owner of, the shares of capital stock of the Company set forth opposite such Seller’s name on Section 4.3 of the Disclosure Schedule, free and clear of all Liens, and at the Closing shall deliver to Buyer good and valid title to such shares, free and clear of all Liens and Taxes. Neither such Seller nor, to the knowledge of such Seller, any other Person, owns, or has the right to acquire, directly or indirectly, any other Company Securities. Such Seller is not a party to any agreement or understanding (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of or acquire any of its Shares.
3.4
Litigation. Such Seller is not a party to any pending or, to such Seller’s Knowledge, a potential party to any threatened, Proceeding involving such Seller or such Seller’s Shares, in each case, that could, either individually or in the aggregate, prevent, delay or impair the ability of such Seller to execute or deliver, or perform his, her or its obligations under, this Agreement or the Ancillary Agreements to which such Seller is a party or to consummate the Transactions. Such Seller is not the subject of any pending, rendered or, to such Seller’s Knowledge, threatened insolvency Proceeding and has not made an assignment for the benefit of creditors or taken any action with a view to institute any such insolvency Proceedings. No Seller that is a natural person is subject to any order of any court or Governmental Entity that would impair such Seller’s ability to perform his or her obligations under this Agreement.
3.5
Intellectual Property. Except as set forth on Section 3.5 of the Disclosure Schedule, such Seller (severally and not jointly) represents and warrants to Buyer that: (a) neither such Seller nor, to such Seller’s Knowledge, any Affiliate of such Seller (other than the Company and its Subsidiaries) owns or controls any Intellectual Property that is used in, held for use in, or necessary for the conduct of the business of the Company (including without limitation, the development, manufacture, marketing, sale, distribution, hosting, maintenance, support or operation of any Company Product) as currently conducted or, as reasonably contemplated to be conducted based on the Company’s current business plans (the “Seller Business IP”); (b) such Seller has not retained, and neither such Seller nor, to such Seller’s Knowledge, any Affiliate of such Seller (other than the Company and its Subsidiaries) holds, any right, title or interest in or to any Company Intellectual Property or Seller Business IP that would (i) restrict Buyer’s or the Company’s use, exploitation, enforcement, transfer or ownership thereof after the Closing, or (ii) require any payment or other consideration to such Seller or any Affiliate of such Seller after the Closing; and (c) immediately following the Closing, neither Buyer nor the Company will require any license, consent or other authorization from such Seller or, to such Seller’s Knowledge, any Affiliate of such Seller (other than the Company and its Subsidiaries) to use or exploit the Company Intellectual Property in the conduct of the business of the Company in substantially the same manner as conducted during the 24-month period prior to the Closing.
3.6
Brokers. No brokers’ commission or finders’ fee or other intermediary fees will be owed to any Person in connection with the consummation of the Transactions as a result of any action taken by or on behalf of such Seller.
3.7
Investment Intent; Accredited Investor Status. To the extent that such Seller is acquiring any shares of Buyer Common Stock in the Acquisition, such Seller (a) is acquiring the shares of Buyer Common Stock for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the shares of Buyer Common Stock, and such Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) has completed, executed and delivered to Buyer such investor questionnaire as Buyer has provided to such Seller in connection with the Acquisition, and the information provided by such Seller therein is true and correct in all material respects as of the date hereof; (c) has reviewed the representations concerning Buyer contained in this Agreement and has made such inquiry of Buyer as such Seller has deemed appropriate and has been afforded the opportunity to ask questions of, and receive answers from, Buyer concerning the Buyer Common Stock and the business and financial condition of Buyer, and has had access to such information as such Seller has considered necessary or appropriate to make an informed investment decision with respect to the Buyer Common Stock; (d) has sufficient knowledge and experience in financial and business matters that such Seller is capable of evaluating the risks and merits of his, her or its investment in Buyer and such Seller is able financially to bear the risks thereof; (e) has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the Acquisition; and (f) understands that the shares of Buyer Common Stock issuable in the Acquisition have not been registered under the Securities Act or any state securities Laws and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and that such shares cannot be sold, transferred or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities Laws.

3.8
Review. Such Seller has had an opportunity to carefully read this Agreement and has had reasonable time and opportunity to discuss the terms of this Agreement with such Seller’s financial, legal, tax, and other advisors, to the extent such Seller has determined necessary, prior to executing this Agreement. Such Seller acknowledges that he, she or it is relying solely on his, her or its own financial, legal, tax, and other advisors and not on any statements or representations of any other Seller, the Company, or Buyer (other than those in this Agreement) or any of their respective Representatives for legal, financial, tax, or other advice with respect to this Agreement and/or the Transactions.
Article 4

REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule (it being agreed that disclosures in any section of the disclosure schedule shall qualify (i) the representations and warranties set forth in the corresponding section of this Agreement and (ii) the representations and warranties in any other section of this Agreement to the extent that the relevance of such disclosure to such other representation or warranty is reasonably apparent on its face) delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) each Seller, severally and not jointly, represents and warrants to Buyer as of the date of this Agreement (other than representations and warranties that are made as of a specific date which are made only as of such date) that:

4.1
Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to carry out the business conducted by it. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary. Each such jurisdiction is listed in Section 4.1 of the Disclosure Schedule. The Company has not used any corporate, fictitious or other name in the conduct of its business.
4.2
Corporate Records; Directors and Officers. Correct and complete copies of the Governing Documents of the Company (in each case, as amended to date) have been made available to Buyer. Complete and accurate copies of (a) the minute books of the Company (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors and other records, consents and resolutions customarily placed in minute books), and (b) the stock record books of the Company (including the stock ledger) have been made available to Buyer. Set forth in Section 4.2 of the Disclosure Schedule is a list of each director and officer of the Company, each of which has been duly elected and appointed pursuant to resolutions, consents or other actions of the Company contained in the Company minute books made available to Buyer. All of the Shares are uncertificated.
4.3
Capitalization. The authorized capital stock of the Company consists of 2,500,000 shares of common stock, $0.00001 par value per share, of which [***] shares are issued and outstanding as of the date hereof. The Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and, as of the date of this Agreement are held of record and held beneficially by the Sellers. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no issued or outstanding Company Securities, and there are no authorized, issued or outstanding subscription, warrant, option, convertible security or other rights (contingent or otherwise) to purchase or acquire any Company Securities, and no Person has any right to acquire any equity interest in the Company. None of the Shares were issued in violation of any preemptive rights and all of the Shares have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable Law. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no declared and unpaid dividends on any Shares. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no voting trusts, proxies, shareholder agreements, rights of first refusal, registration rights, or any other Contract (other than this Agreement) with respect any class of capital stock of the Company.
4.4
Subsidiaries; Joint Ventures. The Company does not directly or indirectly own or control, or have any direct or indirect equity participation in, and has not ever directly or indirectly owned or controlled, or had any direct or indirect equity participation in, any other Person. The Company is not currently a participant in any joint venture, partnership or similar arrangement.
4.5
Compliance.
(a)
The Company is, and has been, in material compliance with all applicable Laws and has not at any time been in violation or default of any provision of its Governing Documents or of any Order to which it is a party or by which it or any of its assets are bound.

(b)
The Company has not entered into any agreement or settlement with any Governmental Entity with respect to any actual or alleged violation of any applicable Law. No investigation or review by any Governmental Entity with respect to the Company or its businesses is pending or, to the Sellers’ Knowledge, threatened. The Company has not received any written or oral notice, citation, suspension, revocation, or warning which alleges or asserts that the Company has violated any applicable Law or which requires or seeks to adjust, modify or alter the Company’s operations.
4.6
Financial Information.
(a)
Attached to Section 4.6(a) of the Disclosure Schedule are true, correct and complete copies of the Company’s (i) unaudited balance sheet and statement of income as of December 31, 2025, and for the fiscal years then ended (the “Annual Financials”), and (ii) unaudited balance sheet and statement of income as of and for the six-month period ended October 28, 2026 (the “Interim Financials” and together with the Annual Financials, the “Company Financials”). The Company Financials have been derived from the books and records of the Company have been prepared in good faith and on a basis consistent with the Company’s internal accounting policies, and fairly present in all material respects, individually and in the aggregate, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.
(b)
Except as set forth in Section 4.6(b) of the Disclosure Schedule, the books, records and accounts of the Company are true and correct in all material respects and have been maintained in all material respects in accordance with the Company’s customary practices, consistently applied, and true and complete copies thereof have been made available to Buyer.
(c)
The Company is not a party to and does not have any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar Contract involving the Company, on the one hand, and any Affiliate thereof.
(d)
Section 4.6(d) of the Disclosure Schedule sets forth all Indebtedness of the Company. The Company has not guaranteed any liability or obligation of any Person.
(e)
The Company has no accounts receivable.
4.7
Tax Matters.
(a)
The Company has timely filed (taking into account properly obtained extensions) all Tax Returns required to be filed by the Company under applicable Law, and has timely made or prepared all Tax Returns required to be made or prepared by the Company. All such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid timely. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all taxable periods ending after January 1, 2023.
(b)
The Company is not a party to any Proceeding by any Taxing Authority. There are no pending or threatened Proceedings by any Taxing Authority.
(c)
The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
(d)
The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.
(e)
The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.
(f)
There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
(g)
No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(A) of the Code.

(h)
At all times since its formation, the Company has been classified as a corporation for U.S. federal income tax purposes.
(i)
The unpaid Taxes of the Company (i) did not, as of October 28, 2026, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financials (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
(j)
No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(k)
The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the Transactions or any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(l)
The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(m)
The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b).
(n)
The Company has not requested or received any ruling, administrative relief, technical advice or other written advice from any Governmental Entity related to Taxes, the receipt or non-receipt of which is likely to impact the Taxes of the Company, Buyer or any Affiliate thereof after the Closing Date. The Company has not commenced voluntary disclosure proceedings in any state, local or foreign jurisdiction that has not been fully resolved or settled. No power of attorney granted by the Company with respect to any Taxes is currently in force.
(o)
All transactions or arrangements made by the Company with its Affiliates have been made on arm’s-length terms and in accordance with all applicable transfer pricing rules and are supported by appropriate transfer pricing documentation in compliance with all applicable Laws.
(p)
RESERVED.
(q)
There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.
(r)
The Company is not a beneficiary of, nor a party to, any Tax incentive, Tax holiday, Tax abatement, Tax exemption, Tax credit program, or Tax reduction agreement or arrangement granted by any Governmental Entity. No Tax benefit currently enjoyed by the Company is contingent upon, or subject to clawback, recapture, disqualification, or termination as a result of, the consummation of the Transactions.
4.8
Litigation. The Company is not a party to any pending or, to the Sellers’ Knowledge, potential party to any threatened Proceeding or Order concerning the Company or any of its businesses, properties or assets, nor is there any reasonable basis for any Proceeding to be commenced by or against the Company. There has been no (a) Order rendered by a Governmental Entity or (b) except as set forth in Section 4.8 of the Disclosure Schedule, settlement agreement, in either case, concerning the Company or any of its properties or assets or any of its respective directors, officers, or equityholders, or their ability to consummate the Transactions. The Company has not received notice of any Proceeding against the Company or any of its properties or assets. There is no unsatisfied judgment or similar matter outstanding against the Company or its business, assets or properties.
4.9
Permits. The Company holds all Permits necessary for the conduct of the business of the Company as now being conducted. Section 4.9 of the Disclosure Schedule sets forth a complete list of all such Permits. All such Permits are valid and in full force and effect. The Company has not (a) received notice of any pending Proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits; or (b) any written notice that any such Permit will be suspended, terminated, revoked or modified or cannot be renewed in the Ordinary Course of Business, whether as a result of the consummation of the Transactions or otherwise. There is no existing condition, situation or set of circumstances that could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits.

4.10
Real Property. The Company does not own, nor has it ever owned, any real property or leased any real property.
4.11
Personal Property. The Company does not own, nor has it ever owned, any tangible personal property.
4.12
Intellectual Property.
(a)
Section 4.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all (i) Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (ii) unregistered Owned Intellectual Property that is material to the conduct of the business of the Company as currently conducted or contemplated to be conducted. Except as set forth in Section 4.12(a) of the Disclosure Schedule, there are no deadlines related to (i) registration, maintenance or renewal fees with respect to the Registered Intellectual Property or (ii) the filing of any documents, applications or certificates (including responses to office actions) or payment of fees that are required within six months of the Closing Date to maintain any of the Registered Intellectual Property.
(b)
The Company has complied with all the requirements of all United States and, if applicable, foreign patent offices and all other applicable Governmental Entities to maintain the Registered Intellectual Property in full force and effect, including payment of all required fees when due to such offices or agencies. To the Sellers’ Knowledge, the original, first and joint inventors of the subject matter claimed in any patents owned or patent applications filed by the Company are properly named therein, and the applicable statutes governing marking of products covered by such patents and patent applications have been complied with in all material respects. To the Sellers’ Knowledge, other than prior art references cited in the applicable patent office file history, there are no prior art references or prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate any Company patents or any claim thereof, or any conduct the result of which would reasonably be expected to render any Company patents or any claim thereof invalid or unenforceable.
(c)
The Company exclusively owns the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Registered Intellectual Property is subsisting and, to the Sellers’ Knowledge, valid and enforceable. Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens other than Permitted Liens, or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable Company IP Agreement.
(d)
To the Sellers’ Knowledge, the conduct of the business of the Company has not been operated, and is not currently operated, in a manner that infringes or misappropriates any Intellectual Property rights of any third party. The Company has not received any written offer of a license or release, charge, complaint, claim, demand or notice (i) alleging that it has infringed or misappropriated any Intellectual Property rights of any third party (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party), or (ii) contesting or seeking to deny or restrict the validity, use, ownership or enforceability of any Company Intellectual Property. To the Sellers’ Knowledge, no Person has infringed or misappropriated any Owned Intellectual Property.
(e)
Section 4.12(e) of the Disclosure Schedule lists all Company IP Agreements pursuant to which the Company has granted any license or option to any third party with respect to the Owned Intellectual Property. The Company has made available to Buyer correct and complete copies of all such Company IP Agreements (as amended to date).
(f)
All Company IP Agreements are legal, valid, binding, enforceable against the Company, and, to the Sellers’ Knowledge, the other parties thereto. Except as set forth in Section 4.12(f) of the Disclosure Schedule, the Company has performed all obligations imposed on it in the Company IP Agreements, has made all payments required thereunder to date, and is not, nor, to the Sellers’ Knowledge, is another party thereto, in material breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The Company has not received any written or oral notice that any party to such Company IP Agreements is in breach or default thereunder.
(g)
Title to all Owned Intellectual Property is held by and in the name of the Company. The Company exclusively owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used in the conduct of the business of the Company, except for the Intellectual Property that is the subject of any Company IP Agreements that grant the Company the right to use such Intellectual Property.
(h)
The Owned Intellectual Property together with any Intellectual Property that is subject to Company IP Agreements constitutes the only Intellectual Property used by the Company in the conduct of the business of the Company, and, to the Sellers’ Knowledge, includes all Intellectual Property necessary and sufficient for the conduct of the business of the Company by Buyer immediately following the Closing in substantially the same manner as conducted by the Company during the 24 month period prior to the Closing.
(i)
Except as set forth in Section 4.12(i) of the Disclosure Schedule, each present or past officer, consultant or any other Person who developed for or on behalf of the Company any part of any Intellectual Property used in the conduct of the business of the Company is a party to a valid and enforceable written agreement that conveys or obligates such Person to convey to the Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company, or otherwise has by operation of law vested in the Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company.
(j)
There are no judgments, Orders, holdings, or settlement agreements against the Company that restrict its use of Intellectual Property related to the business of the Company.
(k)
The Company has at all times taken commercially reasonable efforts to protect the confidentiality of all Company Confidential Information. There has not been any unauthorized use or disclosure of any Company Confidential Information. The Company is not, nor as a result of the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party or the performance of its obligations hereunder or thereunder, will be, in violation of any Contract relating to Company Confidential Information. Access to Company Confidential Information has been provided only to the Company’s employees having a need to access and use the same in the course of performing work for the Company or to third parties performing work on behalf of the Company, in each case, subject to written, binding and enforceable non-disclosure agreements with respect thereto.
(l)
The Company does not own or purport to own any Intellectual Property in any Software.
(m)
Section 4.12(m) of the Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property incorporated into or used in the development of any Company Product (including any Company Product currently under development) and setting forth for each item (i) the name of the owner and/or licensor of such item, and (ii) all licenses and other agreements pursuant to which the Company holds rights to such item.
(n)
Section 4.12(n) of the Disclosure Schedule contains a complete and accurate list of all third party Software (other than off the shelf commercially available binary code software licensed by the Company on a non-exclusive basis pursuant to standard terms in the Ordinary Course of Business consistent with past practices that is not sold with, incorporated into, distributed in connection with or used in the development or provision of any Company Product) setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company, (vi) whether such item is distributed, hosted, or offered as a service by or on behalf of the Company (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, and (vii) whether such item has been modified by or on behalf of the Company. The Company has never been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company holds rights to any third-party Software, nor received any notice of intent to conduct any such audit.
(o)
Except as set forth in Section 4.12(o) of the Disclosure Schedule, no funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property or Company Product. The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third Person any license or right to any Owned Intellectual Property.
(p)
The Company has not received any written notice from any Governmental Entity, nor has any claim been served on the Company during such time and is pending, in either case alleging a violation of individual privacy rights in connection with the operation of the business of the Company, nor is there any basis for any such claim.
(q)
Section 4.12(q) of the Disclosure Schedule contains a complete and accurate list of all Company IT Assets. Such Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company as currently conducted.
(r)
The execution of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not result in the loss or impairment of the rights of the Company to own or use any of the Intellectual Property currently used in the business of the Company, or in a violation or termination of any Company IP Agreement.

Without limiting the foregoing, the consummation of the Transactions will not (i) give rise to any right of any licensor to terminate or modify any Company IP Agreement, (ii) cause any Licensed Intellectual Property to revert to any licensor or other third party, (iii) trigger any additional payment obligation under any Company IP Agreement, or (iv) result in the grant, assignment, or transfer to any third party of any license or other right or interest under, to, or in any of the Company Intellectual Property. The Company has provided Buyer with written confirmation from The Regents that the Transactions do not trigger any consent, notification, termination, or modification right under the UC License or the A&R UC License.
4.13
Banking Relationships. Set forth in Section 4.13 of the Disclosure Schedule are the names and locations of all banks and other financial institutions in which the Company has accounts, lines of credit, safety deposit boxes and, with respect to each of the foregoing, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account numbers and account types. All funds in such bank accounts are held on demand deposit and are not subject to any restriction or limitation as to withdrawal.
4.14
Material Contracts.
(a)
Set forth in Section 4.14(a) of the Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Contracts to which the Company is a party or by which it, or any of its assets or properties, are otherwise bound that fall within any of the following categories, with each such responsive Contract specifically categorized (as applicable) by corresponding subsection (i) – (xxii) below (the “Material Contracts”):
(i)
any Lease;
(ii)
any Contract (or group of related Contracts) which involved payments in calendar year 2025 or that are forecasted by the Company to involve payments in 2026 by or to the Company in excess of $[***], including any Contract (or group of related Contracts) for the purchase or sale of materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the furnishing or receipt of services;
(iii)
any Contract with any supplier or customer;
(iv)
any partnership agreement, joint venture agreement, teaming agreement, limited liability company operating agreement, strategic alliance or other similar agreement or arrangement;
(v)
any Contract that provides for “earn-outs” or other contingent payments;
(vi)
any Contract relating to the acquisition or disposition by the Company of any Person or business (whether by merger, stock sale, asset sale or otherwise);
(vii)
any Contract with any Seller or any Affiliate of the Company or with any consultant, employee, officer or director (other than as set forth in clause (viii) below);
(viii)
any employment, retention, personal services, consulting, severance, golden parachute, bonus, change-in-control, indemnification or similar Contract with or for the benefit of officers, directors, employees, consultants or agents;
(ix)
any union or collective bargaining agreement or other Contracts with any labor union, work councils, employees’ representatives, labor boards or similar associations;
(x)
any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any Contract that contains a guarantee by any Seller or any of its Affiliates of any obligation of the Company;
(xi)
any Contract related to Indebtedness of the Company or providing for the creation of any Lien upon any of the property or assets of the Company;
(xii)
any Contract (A) relating to any loan or advance by the Company to any Person which is outstanding as of the date of the Agreement or (B) obligating or committing the Company to make any such loans or advances;
(xiii)
any Contract relating to any currency, commodity or other hedging or swap Contract;
(xiv)
any Contract containing active restrictive covenants, the specific type of which is identified in subsection (xiv) of Section 4.14(a) of the Disclosure Schedule (including non-disclosure, non-competition, non-solicitation, exclusive dealing, grants of exclusive rights, “most-favored nations” rights and rights of first refusal), limiting the Company from freely engaging in any business or in any geographic area, making use of any Intellectual Property or otherwise limiting or restricting the right of the Company to sell or distribute any Company Product, services or Intellectual Property or to purchase or otherwise obtain any products or services used in the business of the Company;
(xv)
any Contract (A) for the license of any patent, copyright, Trade Secret or other proprietary information involving the payment by or to the Company in excess of $[***] per year or (B) pursuant to which the Company has acquired the right to use any Intellectual Property or granted to any third party or Governmental Entity the right to use any Intellectual Property of the Company;
(xvi)
any Contract pursuant to which the Company is obligated to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;
(xvii)
any settlement agreement entered into within three years prior to the date of this Agreement involving the payment by or to the Company or under which the Company has outstanding obligations;
(xviii)
any Contract containing any future capital expenditure obligations in excess of $[***];
(xix)
any Contract under which the Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person;
(xx)
any lease or Contract under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company;
(xxi)
any power of attorney affecting the Company; and
(xxii)
any other Contract that is otherwise material to the business of the Company.
(b)
The Company has made available to Buyer a correct and complete copy of each Material Contract (or a description if unwritten) (as amended to date). Each Material Contract: (i) was duly authorized, executed and delivered by or on behalf of the Company and (ii) constitutes a legal, valid and binding agreement of the Company and, to the Sellers’ Knowledge, the other parties thereto, enforceable in accordance with its terms and is in full force and effect. Except as set forth in Section 4.14(b) of the Disclosure Schedule, neither the Company nor, to the Sellers’ Knowledge, any other party thereto, is in default or breach under, or in violation of, the terms of any such Material Contract and the Company has not received written or oral notice of any breach, default or violation under any such Material Contract. The Company has not received written or oral notice of any intention by any party to any such Material Contract to terminate, amend or materially reduce its business relationship with the Company. The Company has not waived any rights under any Material Contract. To the Sellers’ Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Material Contract (other than the Company) to declare breach, default or violation under any such Material Contract or to accelerate performance under any such Material Contract.
4.15
Government Contracts. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company is not a party or subject to, or bound by, any prime contract, subcontract, grant, subaward, other agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind awarded to the Company or any joint venture in which the Company has an interest by any Governmental Entity or by a prime contractor or higher-tier subcontractor under such documents.
4.16
Insurance. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company does not maintain, and since its incorporation has not maintained, any policy of insurance, including any policy under which the Company is a named insured or additional insured. The Company has not been refused any insurance policy, and the Company has not received any written or, to the Sellers’ Knowledge, oral notice from or on behalf of any insurance carrier requiring or suggesting any material alteration of any of the Company’s assets or methods of doing business.
4.17
Personnel.
(a)
The Company has no, and has not ever had any, employees.
(b)
The Company has not, and has not ever, engaged any individual as an independent contractor or consultant.
(c)
The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, any Benefit Plan, and has no liability with respect to any Benefit Plan.
4.18
Certain Business Relationships. Except as set forth in Section 4.18 of the Disclosure Schedule, no Related Person, directly or indirectly: (a) owns any interest in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to, or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company; (b) owns in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property) which is used by or in connection with the business of the Company; (c) is a customer of or supplier to the Company or otherwise involved in any business relationship with the Company; (d) has an interest in or is a party to any Contract pertaining or relating to the Company; (e) owes any amount to the Company (nor does the Company owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person); or (f) has any claim or cause of action against the Company.
4.19
Customers and Suppliers. The Company does not have, and has not had during the past three years, any customers or suppliers.
4.20
No Other Agreement to Sell. Except as set forth in Section 4.20 of the Disclosure Schedule, the Company does not have any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, any Company capital stock (including the Shares), the assets of the Company or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution, change in control or other reorganization or similar transaction involving the Company, or to enter into any agreement with respect thereto.
4.21
Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
4.22
FDA and Regulatory Matters.
(a)
The Company does not sponsor or conduct, and has never sponsored or conducted, any clinical trial, and does not hold any IND or other Permit issued by the FDA or any other Governmental Entity.
(b)
To the Sellers’ Knowledge, the Phase 1b/2a Study (i) is being conducted in all material respects in compliance with the study protocol and applicable FDA regulations (including 21 C.F.R. Parts 50, 56 and 312), (ii) has received and maintains all required approvals from the applicable institutional review board(s) (“IRB”), each of which is in good standing, (iii) except as set forth on Section 4.22 of the Disclosure Schedule, has not been the subject of any clinical hold imposed by the FDA pursuant to 21 C.F.R. § 312.42, and (iv) all adverse events and safety reports required to be reported to the FDA under 21 C.F.R. §§ 312.32 and 312.33 in connection with the Phase 1b/2a Study have been timely reported. To the Sellers’ Knowledge, there are no pending or threatened FDA enforcement actions, warning letters, or untitled letters relating to the Phase 1b/2a Study.
(c)
To the Sellers’ Knowledge and except as set forth on Section 4.22 of the Disclosure Schedule, (i) IND 29720 is in good standing and has not been withdrawn, terminated, suspended or placed on clinical hold, (ii) all annual reports, safety reports, protocol amendments and other filings required to be submitted to the FDA to maintain IND 29720 in good standing have been timely submitted, (iii) no event has occurred that would reasonably be expected to result in the imposition of a clinical hold on IND 29720 or the withdrawal, termination or suspension thereof, and (iv) no notice has been received from the FDA alleging any material non-compliance with any Healthcare Law relating to the Product Candidate or the Phase 1b/2a Study.
(d)
The Company is, and since its incorporation has been, in compliance in all material respects with all Healthcare Laws applicable to the activities conducted by or on behalf of the Company. To the Sellers’ Knowledge, no officer or director of the Company or any Seller has engaged in any act on behalf of the Company that violates any Healthcare Law in any material respect. Neither any Seller nor the Company has received any written notification of any pending or threatened subpoena, hearing, enforcement, or other Proceeding from any Governmental Entity, including the FDA, the Centers for Medicare & Medicaid Services (“CMS”), the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Entity alleging potential or actual non-compliance by, or liability of, the Company under any Healthcare Law.
(e)
Neither the Company nor, to the Sellers’ Knowledge, any Seller has, in connection with the Product Candidate, IND 29720 or the Phase 1b/2a Study, made an untrue statement of material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy.
(f)
Neither the Company nor, to the Sellers’ Knowledge, any Seller has been debarred under 21 U.S.C. § 335a or excluded from participating in any federal healthcare program. No Proceedings that would reasonably be expected to result in a debarment or exclusion are pending or, to the Sellers’ Knowledge, threatened, against the Company or, to the Sellers’ Knowledge, any Seller.
4.23
Privacy and Security.
(a)
Except as set forth on Section 4.23 of the Disclosure Schedule, the Company does not receive, collect, use, store, control, possess, or process Protected Information.
(b)
To the Sellers’ Knowledge, there have been no (i) unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Protected Information or other Company data, (ii) inadvertent, unauthorized, and/or unlawful sale, or rental of Protected Information or other Company data, or (iii) any material breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of any of the Company’s products or services or the Company’s IT Systems.
(c)
The Company has not received any written notice of any claims, investigations, or alleged violations of Privacy and Security Laws with respect to Protected Information collected or possessed by or otherwise subject to the control of the Company, and, to the Sellers’ Knowledge, there are no facts or circumstances which would reasonably be expected to form the basis for any such violation. To the Sellers’ Knowledge, there has been no incident involving a material breach in the security of or compromise to the integrity or availability of Protected Information within the Company’s possession or control; and no third party to whom the Company has provided access to Protected Information has notified the Company of (i) any unauthorized acquisition, access, use or disclosure of any such Protected Information that would trigger a notification or reporting requirement under any Privacy and Security Laws, (ii) any unauthorized access, use, disclosure, modification, or destruction of such Protected Information, or (iii) any interference with any database, network, or information system that has materially affected the privacy or security of such Protected Information.
4.24
Absence of Certain Changes. From January 1, 2026 to the date of this Agreement, (a) the business of the Company has been conducted in the Ordinary Course of Business and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.25
CIRM Awards. To Sellers’ Knowledge, the only awards granted by CIRM to date that have supported or are supporting the development of the Product Candidate are the CIRM Awards and the total amount of funding represented by the CIRM Awards is $26,661,330.
4.26
No Other Representations and Warranties. Except as expressly provided in this Article 4 or the Ancillary Agreements, none of the Sellers nor any of their respective Affiliates or any of their Representatives have made, or are making, any representation or warranty regarding the Company.
Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as of the date hereof (other than representations and warranties that are made as of a specific date which are made only as of such date) that:

5.1
Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California with the requisite power and authority to own, operate and lease its properties and to carry out its business as now conducted.
5.2
Authorization of Transactions; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions have been authorized by all necessary corporate and other actions that are required on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party, as executed and delivered by Buyer, assuming due execution and delivery of this Agreement by the Sellers and, to the extent any Seller is a party to the Ancillary Agreements, such Ancillary Agreements by such Seller, constitute valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms and conditions, except to the extent enforcement thereof may be limited by the Equitable Principles.
5.3
No Conflicts; Consents. The execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions, will not: (i) contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of Buyer,

(ii) contravene, conflict with or result in any violation or breach of any applicable Law, Order or Permit, with or without giving notice or the lapse of time or both, or (iii) require any consent or approval by any Person.
5.4
Litigation. Buyer is not a party to any pending or, to the Knowledge of Buyer, a potential party to any threatened Proceeding concerning Buyer or any of its assets or rights (a) with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Buyer is or will be a party or the consummation of the Transactions or (b) that could, either individually or in the aggregate, prevent, delay or impair the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which Buyer is or will be a party or to consummate the Transactions. Buyer is not the subject of any pending, rendered or, to the Knowledge of Buyer, threatened insolvency Proceeding and has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such insolvency Proceedings.
5.5
Brokers. No brokers’ commission or finders’ fee or other intermediary fees will be owed to any Person in connection with the consummation of the Transactions as a result of any action taken by or on behalf of Buyer.
5.6
Issuance of Buyer Common Stock. All shares of Buyer Common Stock contemplated to be issued under this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
5.7
SEC Reports; Financial Statements. Buyer has filed all material reports, schedules, forms, statements and other documents required to be filed by Buyer under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (the foregoing, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “Buyer SEC Documents”). All financial statements contained in Buyer SEC Documents complied in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material).
5.8
Compliance.
(a)
Buyer is, and has been, in material compliance with all applicable Laws and has not at any time been in violation or default of any provision of any Order to which it is a party or by which it or any of its assets are bound.
(b)
Buyer has not entered into any agreement or settlement with any Governmental Entity with respect to any actual or alleged violation of any applicable Law. No investigation or review by any Governmental Entity with respect to Buyer or its businesses is pending or, to Buyer’s Knowledge, threatened. Buyer has not received any written or oral notice, citation, suspension, revocation, or warning which alleges or asserts that Buyer has violated any applicable Law or which requires or seeks to adjust, modify or alter Buyer’s operations.
5.9
Permits. Buyer holds all Permits necessary for the conduct of the business of Buyer as now being conducted. Buyer has not (a) received notice of any pending Proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits; or (b) received any notice that any such Permit will be suspended, terminated, revoked or modified or cannot be renewed in the Ordinary Course of Business. There is no existing condition, situation or set of circumstances that could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits.
5.10
Absence of Certain Changes. From January 1, 2026 to the date of this Agreement, except as disclosed in Buyer SEC Documents, (a) the business of Buyer has been conducted in the Ordinary Course of Business, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.11
No Other Representations or Warranties. Except as expressly provided in this Article 5 or the Ancillary Agreements, none of Buyer nor any of its Affiliates or its and their respective Representatives have made, or are making, any representation or warranty whatsoever to any Seller or the Company, or any of their respective Affiliates or Representatives.
Article 6

CLOSING DELIVERABLES
6.1
Deliverables to Buyer. At or prior to the Closing, the Sellers shall have delivered or caused to be delivered to Buyer each of the following:

(a)
a stock assignment separate from certificate, duly executed by each Seller, in the form attached as Exhibit B.
(b)
a copy of the duly completed and executed (i) A&R UC License; (ii) [***] Termination Agreement; (iii) CIRM SAFE Termination Agreement; and (iv) Bank Engagement Letter Termination Agreement.
(c)
resignation letters in the form provided by Buyer executed by each of the directors and each of the officers of the Company, in each case, effective as of the Closing;
(d)
a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to and attaching (i) the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware, (ii) bylaws of the Company, (iii) a certificate of good standing of the Company from (x) the Secretary of State of the State of Delaware and (y) the Secretary of State of California, in each case, dated within five Business Days prior to the Closing Date, and (iv) the duly adopted resolutions by the board of directors of the Company relating to the Transactions and the termination of Contracts in connection with the consummation of the Transactions, copies of which shall be attached to such certificate;
(e)
a properly completed and executed IRS Form W-9 from each Seller and such information as Buyer may need regarding each Seller other than Shellwater to issue shares of Buyer Common Stock to such Seller;
(f)
duly executed payoff letters from each creditor of Closing Indebtedness (other than Unpaid Pre-Closing Taxes) in a form acceptable to Buyer;
(g)
a duly completed and executed investor suitability questionnaire in the form provided by Buyer from each Seller other than Shellwater;
(h)
consulting agreements, in substantially the form attached hereto as Exhibit C, duly executed by the Company and each Consulting Seller (the “Consulting Agreements”);
(i)
non-competition agreements, in substantially the form attached hereto as Exhibit D, duly executed by the Company and each Consulting Seller and Jeffrey Janus (the “Non-Competition Agreements”);
(j)
to the extent any Seller who is a natural person is married and the Shares held by such Seller constitute community property, a spousal consent in the form attached as Exhibit E duly executed by such Seller’s spouse; and
(k)
all such other documents and other instruments required to be delivered by the Company or the Sellers at or prior to the Closing pursuant to the terms hereof, or as Buyer may otherwise reasonably request in order to consummate the Transactions.
6.2
Deliverables to Sellers. At or prior to the Closing, Buyer shall have delivered or caused to be delivered to the Sellers’ Representative:
(a)
evidence of the payment contemplated by Section 1.3(a)(i);
(b)
a certificate of the Secretary of the Buyer, dated as of the Closing Date, certifying as to Buyer’s Governing Documents and duly adopted resolutions by the board of directors of Buyer approving this Agreement and the Ancillary Agreements to which Buyer is a party, copies of which shall be attached to such certificate;
(c)
a copy of the letter delivered by Buyer to the transfer agent of Buyer Common Stock instructing such transfer agent to issue the Closing Stock Consideration to the Sellers other than Shellwater; and
(d)
a copy of the duly completed and executed (i) A&R UC License; (ii) [***] Termination Agreement; and (iii) CIRM SAFE Termination Agreement.
Article 7

AGREEMENTS PERTAINING TO BUYER COMMON STOCK
7.1
Unaccredited Securityholders. If Buyer reasonably believes that any Person who would otherwise receive Buyer Common Stock is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, Buyer may elect to pay amounts due to such Person (and only such Person) solely in cash.
7.2
No Fractional Shares. No fraction of a share of Buyer Common Stock will be issued pursuant to this Agreement. Any Persons entitled to receive shares of Buyer Common Stock pursuant to this Agreement who would otherwise be entitled to a fraction of a share of Buyer Common Stock, shall instead be entitled to receive that whole number of shares of Buyer Common Stock rounded to the nearest whole share.
7.3
Exchange Limitations. Notwithstanding anything to the contrary in this Agreement, unless and until Buyer Stockholder Approval has been obtained, to the extent that any payment of the Purchase Price hereunder (including any portion of the Milestone Payments), if paid in shares of Buyer Common Stock, would result in an issuance of shares of Buyer Common Stock in excess of the Share Cap when combined with the total number of shares of Buyer Common Stock issued under this Agreement prior to such issuance, (a) Buyer shall not issue shares of Buyer Common Stock in excess of the Share Cap, and (b) to the extent any amount of payment of the Purchase Price is not paid in shares of Buyer Common Stock due to the operation of clause (a), Buyer shall pay such amount in cash to the Sellers. For the avoidance of doubt, upon obtaining Buyer Stockholder Approval, this Section 7.3 shall cease to apply and shall impose no further restrictions on the issuance of shares of Buyer Common Stock under this Agreement. “Share Cap” means such number of shares of Buyer Common Stock equal to 19.99% of Buyer Common Stock outstanding as of immediately prior to the entry into this Agreement, calculated in accordance with NYSE American Company Guide. “Buyer Stockholder Approval” means the approval by Buyer’s stockholders for the issuance or issuances of shares of Buyer Common Stock as required by the NYSE American Company Guide.
7.4
Limitations on Transfer.
(a)
Notwithstanding anything to the contrary in this Agreement, no Seller shall, with respect to any Equity Tranche (as defined in Section 7.4(b)), during the period commencing on the date of issuance of such Equity Tranche and ending on the 90-day anniversary of such date of issuance (each such period, a “Lock-Up Period”), directly or indirectly, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any shares of Buyer Common Stock included in such Equity Tranche or any securities convertible into, exercisable for, or exchangeable for shares of Buyer Common Stock included in such Equity Tranche, (ii) enter into any swap, hedge or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any shares of Buyer Common Stock included in such Equity Tranche, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Buyer Common Stock, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) with respect to such Equity Tranche (each of the foregoing, a “Transfer”). For the avoidance of doubt, each Lock-Up Period shall be calculated separately with respect to each Equity Tranche, such that the expiration of the Lock-Up Period applicable to one Equity Tranche shall not affect the Lock-Up Period applicable to any other Equity Tranche. The foregoing restrictions shall not apply to (A) Transfers by a Seller to any Affiliate of Seller, provided that such Affiliate agrees in writing to be bound by the terms of this Section 7.4(a) as a condition to such Transfer, or (B) Transfers with the prior written consent of Buyer. Any Transfer or attempted Transfer in violation of this Section 7.4(a) shall be null and void ab initio. No Seller shall request that Buyer (or its transfer agent) register the transfer (book-entry or otherwise) of any shares of Buyer Common Stock in violation of this Section 7.4(a).
(b)
In addition to, and without limiting the restrictions set forth in Section 7.4(a), following the expiration of the Lock-Up Period, no Seller shall Transfer, in any single trading day, a number of shares of Buyer Common Stock in excess of the Daily Trading Limit applicable to such Seller. For purposes of this Section 7.4(b), the “Daily Trading Limit” means, [***]. Any Transfer or attempted Transfer in violation of this Section 7.4(b) shall be null and void ab initio. No Seller shall request that Buyer (or its transfer agent) register the transfer (book-entry or otherwise) of any shares of Buyer Common Stock in violation of this Section 7.4(b). The restrictions set forth in this Section 7.4(b) shall not apply to (i) Transfers by a Seller to any Affiliate of such Seller, provided that such Affiliate agrees in writing to be bound by the terms of this Section 7.4(b) as a condition to such Transfer, or (ii) Transfers with the prior written consent of Buyer.
7.5
Unregistered Securities. The Parties shall take all reasonably necessary action on their respective parts such that the issuance of any shares of Buyer Common Stock pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act. Each certificate and/or book-entry security entitlement representing any shares of Buyer Common Stock issued pursuant to this Agreement (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) shall bear legends identical or similar in effect to the following legends (together with any other legend or legends required by applicable state securities Law or otherwise, if any):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED OFFER, SALE OR

OTHER TRANSFER, ASSIGNMENT, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF NOVEMBER 12, 2026, BY AND BETWEEN LINEAGE CELL THERAPEUTICS, INC. AND THE OTHER PARTIES THERETO (THE “PURCHASE AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE PURCHASE AGREEMENT.”

7.6
Registration Rights.
(a)
Subject to Section 7.6(c), within 60 days following the Closing Date, Buyer shall, subject to any limitations imposed by the SEC or its staff on the number of shares that may be registered for resale by the Sellers and subject to applicable SEC guidance, file a registration statement on Form S‑3 (or if Buyer is not eligible for the use of such form, on a Form S-1) (the “Resale Registration Statement”) under the Securities Act to register the shares of Buyer Common Stock issued to the Sellers in respect of the Closing Stock Consideration, and only if and to the extent not covered by the Resale Registration Statement and not eligible for resale under Rule 144 at the time of issuance, to register any additional shares of Buyer Common Stock issued to the Sellers in respect of any of the Developmental Milestone Payments (such shares, the “Registrable Securities”) for resale by the Sellers. Buyer shall use commercially reasonable efforts to (a) cause the Resale Registration Statement to be declared effective within 90 days after the Closing Date and (b) maintain the Resale Registration Statement effective until the earlier of (i) such time as all Registrable Securities have been sold and (ii) such time as all Registrable Securities are saleable under Rule 144 without manner of sale or volume limitations. Notwithstanding the foregoing, Buyer shall have no obligation to file or maintain the effectiveness of the Resale Registration Statement if counsel to Buyer reasonably determines that the filing or maintenance of such registration statement would require Buyer to make any public disclosure of material non-public information that Buyer has a bona fide business reason for not disclosing at such time.
(b)
Notwithstanding anything to the contrary herein, Buyer shall be entitled to suspend the use of the prospectus that forms a part of the Resale Registration Statement (the “Resale Prospectus”) for a period not to exceed 90 consecutive days, and not to exceed 120 days in the aggregate in any 12-month period (each such period, a “Suspension Period”), if Buyer’s management determines that (i) Buyer is in possession of material non-public information, the public disclosure of which would be required to be included in the Resale Prospectus and would be detrimental to Buyer if so included, (ii) a post-effective amendment to the Resale Registration Statement would be required to be filed and filing such post-effective amendment would be detrimental to Buyer, or (iii) the filing, maintenance or use of the Resale Registration Statement or the Resale Prospectus would, in the reasonable judgment of Buyer, materially interfere with any material financing, acquisition, corporate reorganization or other material transaction involving Buyer or any of its subsidiaries. Buyer shall provide written notice to each affected Seller upon the commencement of any Suspension Period and upon its termination. Each Seller, upon receipt of such written notice, shall as promptly as possible discontinue any disposition of Registrable Securities pursuant to the Resale Prospectus upon receipt of any such notice and to resume dispositions only upon receipt of written notice from Buyer that the Suspension Period has terminated.
(c)
Each Seller shall: (i) within 10 days of Buyer’s request, furnish to Buyer such information and materials regarding such Seller as Buyer may reasonably request for inclusion in the Resale Registration Statement (and Buyer shall not be required to file the Resale Registration Statement until all such information has been received from each Seller); (ii) promptly notify Buyer of any material change in such information; (iii) comply with the prospectus delivery requirements of the Securities Act and all applicable rules and regulations of the SEC in connection with any disposition of Registrable Securities; and (iv) upon receipt of any notice from Buyer of a Suspension Period, immediately discontinue any disposition of Registrable Securities pursuant to the prospectus that forms a part of the Resale Registration Statement until such Seller has received written notice from Buyer that such Suspension Period has terminated.
(d)
Buyer shall bear all costs and expenses incurred in connection with the filing of the Resale Registration Statement, including all SEC registration and filing fees, fees and expenses of Buyer’s counsel and independent registered public accountants, and fees and expenses of compliance with state securities or “blue sky” Laws; provided, however, that each Seller shall be solely responsible for (i) such Seller’s own legal, advisory, and other professional fees and expenses, and (ii) any sales discounts, sales commissions, brokerage fees, and any other fees and expenses applicable to the disposition of such Seller’s Registrable Securities.
Article 8

OTHER AGREEMENTS AND COVENANTS
8.1
General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. Without limiting the generality of the foregoing, from and after the Closing, each Seller shall, from time to time, at Buyer’s request, promptly execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require in order to comply with the provisions of this Agreement or consummate the Transactions, including, if any Intellectual Property that constitutes Seller Business IP is, or is discovered to be, owned or controlled by a Seller or any Affiliate of such Seller (other than the Company and its Subsidiaries), such Seller shall, and shall cause such Affiliate to, promptly assign to the Company all right, title and interest therein, free and clear of all Liens other than Permitted Liens, and execute such further instruments as Buyer may reasonably request to evidence or perfect such assignment.
8.2
Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company (other than litigation among the Parties and/or their Affiliates arising out of the Transactions or the Ancillary Agreements), the other Parties will reasonably cooperate with such Party and its counsel in the contest or defense.
8.3
Confidentiality. Each Seller acknowledges and agrees that by reason of his, her or its ownership of the Shares and involvement in the business of the Company prior to the Closing, such Seller has acquired Company Confidential Information the disclosure of which could cause Buyer, the Company and their respective Subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Seller covenants and agrees that to the extent such Seller retains any Company Confidential Information after the Closing, such Seller shall, and shall cause his, her or its Affiliates and his, her or its and their respective Representatives to (i) keep confidential and not directly or indirectly reveal, report, publish, disclose, transfer or otherwise permit access to any Company Confidential Information to any Person, (ii) use the same safeguards to protect Company Confidential Information from unauthorized use and disclosure that such Seller uses to protect his, her or its own trade secrets and confidential information (which safeguards will be, at minimum, reasonable) and (iii) not use any Company Confidential Information for his, her or its own benefit or for the benefit of any other Person (other than the Company and Buyer). Notwithstanding the foregoing limitations, no Seller shall be required to keep confidential any information that (A) is or becomes publicly known or generally known in the industry through no fault of such Seller, his, her or its Affiliates or any of his, her or its or their respective Representatives; or (B) is required to be disclosed pursuant to applicable Law, provided Buyer is given reasonable prior written notice or consents thereto in writing; provided, however, that prior to disclosing any information pursuant to either clause (A) or (B) of this sentence, to the extent such Seller is reasonably able, such Seller shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent or otherwise limit such disclosure. Following the Closing, no Seller nor any of their respective Affiliates shall retain in their direct or indirect possession or control any copies or embodiments of any Company Confidential Information or other technology included in the Company Intellectual Property or otherwise used in, or necessary for, the conduct of the business of the Company as presently conducted and as presently proposed to be conducted, by the Company (including on any computers, devices, networks or systems). Upon the request of Buyer at any time, each Seller will return to the Company (or, if instructed by Buyer in writing, irretrievably delete or otherwise destroy) any and all copies of Company Confidential Information and such other technology in such Seller’s possession or control. In the event of any conflict between this Section 8.3 and any other provision of this Agreement, this Section 8.3 shall govern. The Sellers shall be responsible for any breaches of the confidentiality obligations hereunder by their respective Affiliates and Representatives as if they were party hereto.
8.4
Release. Effective for all purposes as of the Closing, each Seller, on behalf of himself, herself or itself and each of his, her or its Affiliates, agents, trustees, beneficiaries, directors, managers, officers, subsidiaries, estate, successors, assigns, stockholders, members and partners in their capacities as such and any Person who may be bound by such Seller and his, her or its Affiliates (each, a “Releasor”), hereby unconditionally and irrevocably and forever releases and discharges the Company and its successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equity holders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses,

Proceedings, covenants, liabilities, suits, judgments, Damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Company); provided, however, that this release expressly does not extend to, and shall not be interpreted to in any way release, waive, impair or limit any claims relating to any breach or alleged breach of this Agreement or any Ancillary Agreements or any of the provisions set forth herein or therein. Each Releasor expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. In giving the release of claims pursuant to this Section 8.4, which includes claims which may be unknown to Releasor at present, each Releasor acknowledges that such Releasor has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Each Releasor represents that it has not made any assignment, conveyance or transfer of any kind of any claim released pursuant to this Section 8.4, and acknowledges and intends that this Section 8.4 shall be effective as a bar to each claim released hereby.

8.5
Reserved.
8.6
Technology Transfer. Within [***], Buyer and the Sellers’ Representative shall negotiate in good faith and agree upon a mutually acceptable written technology transfer plan (the “Technology Transfer Plan”), which Technology Transfer Plan shall set forth the deliverables and timeline for the transition assistance to be provided by Sellers to enable Buyer and the Company to exploit the Company Intellectual Property and other Company Confidential Information (the “Technology Transfer”). Sellers shall use commercially reasonable efforts to perform the Technology Transfer in accordance with the Technology Transfer Plan. The Technology Transfer Plan shall be effected under the terms of the Consulting Agreements or, if the Consulting Agreements are terminated for whatever reason, pursuant to other agreements between Buyer and the Sellers.
8.7
Additional Covenants. From and after the time that IND 29720 is required to be transferred to Buyer pursuant to the terms of the A&R UC License, Leslie Thompson, in her capacity as the sponsor-investigator of the Phase 1b/2a Study, shall take all commercially reasonable steps required, to the extent not expressly prohibited by the internal policies of UCI, to cause the IND 29720 to be transferred to Buyer. In addition, from and after the Closing, Leslie Thompson, in her capacity as the sponsor-investigator of the Phase 1b/2a Study, shall take reasonable requests from Buyer under consideration with respect to the Phase 1b/2a Study, to the extent permitted by the internal policies of UCI, the terms of the IND 29720 and any regulatory requirements.
8.8
Waiver of Notice. With respect to the Transactions, each Seller hereby waives (a) all of the notice requirements set forth in the Company’s Governing Documents, in each case, as in effect as of the date hereof, or in any Contract between the Company and one or more of the Sellers or to which such Seller is a party, and (b) any notice to which Seller may be entitled under Delaware law and any other state corporate law that may apply or purport to apply to the Transactions.
8.9
Termination of Existing Agreements. If and to the extent a Seller is a party to any one or more of those certain agreements set forth on Schedule 8.9, and such agreements do not automatically terminate upon the consummation of the Transactions (collectively, the “Terminated Agreements”), such Seller hereby agrees to the termination of the Terminated Agreements, and the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights under any such Terminated Agreement, such termination and waiver to be contingent upon, and effective immediately prior to, the Closing.
8.10
CIRM Payments. Neither of the Closing Conversion Payments (as defined in the CIRM SAFE Termination Agreement) shall reduce any amount payable to the Sellers under this Agreement. Each Milestone CIRM Payment (as defined in the CIRM SAFE Termination Agreement) shall reduce the aggregate amount of the applicable Milestone Payment otherwise payable to the Sellers under this Agreement, with such reduction allocated among all Sellers as provided below, by an amount equal to the product of the CIRM Percentage (as defined in the CIRM SAFE Termination Agreement) and the applicable Milestone Payment in respect of which such Milestone CIRM Payment is made, calculated before application of such reduction. The entire amount of such reduction shall be borne by all Sellers in accordance with their respective Pro Rata Shares, with the amount otherwise payable to each Seller in respect of the applicable Milestone Payment reduced by an amount equal to the product of (i) the entire amount of such reduction and (ii) such Seller’s Pro Rata Share. This allocation applies to each

Developmental Milestone Payment and each Initial QST Milestone Payment and Supplemental QST Milestone Payment, and to every reference in this Agreement to the application of, or an amount payable after, the reduction under this Section 8.10. For purposes of illustration, if the applicable Milestone Payment before such reduction were $1,000,000 and the applicable CIRM Percentage were 6.26%, the entire $62,600 reduction would be allocated among all Sellers in accordance with their respective Pro Rata Shares as provided above, and each Seller would be entitled to its Pro Rata Share of $937,400, subject to deductions, withholdings or set-offs otherwise expressly permitted under this Agreement. The foregoing does not increase the aggregate amount payable by Buyer in respect of any Milestone Payment.
Article 9

INDEMNIFICATION
9.1
Survival.
(a)
Subject to Section 9.1(b), the representations and warranties set forth in Article 4 and in any certificate required to be delivered by any Seller under this Agreement or in connection with the Transactions shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 12-month anniversary of the Closing Date; provided, that the representations and warranties set forth in Section 4.7 (Tax Matters) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is 60 days following the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
(b)
The Fundamental Representations and the representations and warranties set forth in Article 3 shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is the 18-month anniversary of the Closing Date.
(c)
The representations and warranties of Buyer set forth in Article 5 shall remain in full force and effect until 11:59 p.m. (Eastern time) on the date that is the 18-month anniversary of the Closing Date.
(d)
The agreements, covenants and other obligations of the Parties shall survive until the time or date such agreement, covenant or obligation expressly terminates in accordance with its terms or if no such time or date is expressly provided, such agreement, covenant or obligation shall have no time limitation and continue in full force indefinitely.
(e)
Notwithstanding anything to the contrary in this Agreement, no right to indemnification under this Article 9 in respect of a breach of a representation or warranty set forth in this Agreement or in any certificate required to be delivered by any Seller under this Agreement or in connection with the Transactions that is the subject of a Claim Certificate prior to the expiration of the applicable survival period shall be impaired or otherwise affected by the expiration of that survival period.
(f)
The expiration of the survival period applicable to any representation or warranty set forth in this Agreement or in any certificate or other instrument required to be delivered by any Seller under this Agreement or in connection with the Transactions shall not limit, restrict, impair or otherwise affect in any manner the rights of any Buyer Indemnified Party under this Article 9 or applicable Law in connection with any Actual Fraud or willful misconduct in connection with this Agreement or the Transactions.
9.2
Indemnification of the Buyer Indemnified Parties.
(a)
Indemnification. From and after the Closing, each Seller (together the “Seller Indemnifying Parties”), shall, severally and not jointly with respect to the other Sellers, except as otherwise expressly set forth in this Section 9.2(a), in accordance with such Seller’s Pro Rata Share, indemnify and hold harmless Buyer, each of its Subsidiaries (including the Company), their respective directors, officers, employees, Affiliates and other Persons who control or are controlled by Buyer or any of its Subsidiaries (including the Company) and their respective agents and other Representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, suffered, sustained or incurred in connection with any of following:
(i)
any breach of or inaccuracy in, or failure to be true and correct of, any representation or warranty made in Article 3; provided that each Seller shall be solely liable individually for the breach of any representation or warranty with respect to such Seller’s ownership of the Shares;
(ii)
any breach of or inaccuracy in, or failure to be true and correct of, any representation or warranty made in Article 4 (other than in Section 4.7 (Tax Matters));
(iii)
any breach of or non-compliance with any agreement or covenant required to be performed by, or any obligation of, any Seller under this Agreement or in connection with the Transactions; provided, that with respect to any agreement or covenant applicable to, or any obligation of, a Seller individually, each Seller shall be solely liable individually for the breach thereof;
(iv)
(A) any breach of or inaccuracy in, or failure to be true and correct of, any representation or warranty made in Section 4.7 (Tax Matters); and (B) any Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”);
(v)
any inaccuracy in the calculation of the Company Transaction Expenses or the Company Indebtedness set forth in the Estimated Closing Statement, to the extent such amounts were not taken into account in any adjustment to the Closing Consideration pursuant to Section 1.5(b); and
(vi)
any Actual Fraud or willful misconduct on the part of any Seller provided, that with respect to any claim for Actual Fraud applicable to a Seller individually, each Seller shall be solely liable individually for the breach thereof and no Seller shall be liable under Section 9.2(a)(ii) for any Damages to the extent arising from the Actual Fraud of another Seller of which such Seller had no actual knowledge.
(b)
Limitations on Indemnification.
(i)
The Seller Indemnifying Parties shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Damages arising out of breaches or inaccuracies indemnified under Section 9.2(a)(ii) unless and until the Buyer Indemnified Parties have suffered aggregate Damages by reason of such breaches or inaccuracies in excess of $100,000, in which case the Buyer Indemnified Parties shall be entitled to recover only such Damages in excess of $100,000 that are paid, incurred, suffered or sustained by the Buyer Indemnified Parties as a group; provided, further, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding limitations set forth in this Section 9.2(b)(i) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims under or pursuant Section 9.2(a)(ii) in connection with a breach or failure to be true and correct of any Fundamental Representation.
(ii)
Without limiting Section 9.2(b)(iv), the maximum amount which the Buyer Indemnified Parties may recover pursuant to Section 9.2(a)(ii) shall be an aggregate amount equal to $1,000,000; provided, further, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 9.2(b)(ii) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims under or pursuant Section 9.2(a)(ii) in connection with a breach or failure to be true and correct of any Fundamental Representation.
(iii)
The maximum amount of Damages that the Buyer Indemnified Parties may recover from any Seller Indemnifying Party shall be equal to the amount paid to such Seller Indemnifying Party under this Agreement.
(iv)
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claim or cause of action against, or the liability of, any Seller Indemnifying Party in respect of committing or being knowingly complicit in the commission of any Actual Fraud or willful misconduct in connection with this Agreement or the Transactions.
(v)
Notwithstanding anything to the contrary in this Agreement, if a Buyer Indemnified Party’s claim under this Article 9 may be brought under different sections of Section 9.2(a), then such Buyer Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Section 9.2(b)(v); provided, however, that no Buyer Indemnified Party shall be entitled to recover more than once for the same Damages.
(vi)
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the right of any Buyer Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
9.3
Indemnification of the Sellers. From and after the Closing, Buyer shall indemnify and hold harmless the Sellers (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, suffered, sustained or incurred in connection with any of following: (a) any breach of or inaccuracy in, or failure to be true and correct of, any representation or warranty made in Article 5; (b) any breach of or non-compliance with any agreement, covenant or other obligation to be performed by Buyer under this Agreement or in connection with the Transactions.
9.4
Indemnification Claims.
(a)
If an Indemnified Party wishes to assert a claim for indemnification under this Article 9 (each, an “Indemnification Claim”), such Indemnified Party may so notify the Sellers’ Representative or Buyer, as applicable, in a written notice, signed by such Indemnified Party (each, a “Claim Certificate”) and delivered in accordance with Section 12.6

(which, if applicable, shall be delivered at or prior to the expiration of the latest applicable survival period with respect to such Indemnification Claim): (i) stating that such Indemnified Party has directly or indirectly paid, sustained, incurred, reserved or accrued any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain, incur, reserve or accrue any Damages; (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained, incurred, reserved or accrued or the basis for such reasonably anticipated Damages; (iii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Indemnified Party’s good faith belief thereof; and (iv) the basis for indemnification under this Article 9 to which such item of Damages is related.
(b)
If the Sellers’ Representative or Buyer, as applicable, shall not object in writing pursuant to Section 9.4(c) to any individual items of Damages set forth in a Claim Certificate delivered by Buyer or the Sellers’ Representative, as applicable, within 30 days after the receipt of such Claim Certificate, then the Seller Indemnifying Parties or Buyer, as applicable, shall be conclusively deemed to have acknowledged and accepted such items of Damages, and the Indemnified Party shall be entitled to recover such Damages.
(c)
If the Sellers’ Representative or Buyer, as applicable, shall seek to contest any individual items of Damages set forth in a Claim Certificate, the Sellers’ Representative or Buyer, as applicable, shall notify Buyer or the Sellers’ Representative, as applicable, in writing, within 30 days after receipt of such Claim Certificate, of the objection, which notice shall set forth a brief description in reasonable detail of the basis for objecting to each item of Damages based on, and certified as to, the Party’s good faith belief thereof and, as applicable, (i) the reasons why the basis for indemnification to which such item of claimed Damages is related is not valid and (ii) the calculation of the quantum of Damages (to the extent that is in dispute by the Indemnifying Parties). Upon receipt of a written notice of objection from the Sellers’ Representative or Buyer, as applicable, pursuant to the preceding sentence, Buyer and the Sellers’ Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Sellers’ Representative and Buyer should so agree, a memorandum setting forth the agreement reached by the parties and the agreed upon dollar amount of Damages shall be prepared and signed by (or on behalf of) Buyer and the Sellers’ Representative, which shall be final and binding on all the Parties. If within 60 days after the Indemnifying Parties’ receipt of such Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in a Claim Certificate, the Indemnifying Parties may seek resolution through any Proceeding available to such Person in accordance with Section 12.7.
9.5
Third Party Actions. If any Proceeding is instituted by a third party against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party will, as promptly as practicable after receipt of notice of any such Action, notify the Sellers’ Representative or Buyer, as applicable, of the commencement thereof. The failure to so notify the Sellers’ Representative or Buyer, as applicable, of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure materially and adversely affects the defense of such Proceeding. The Indemnified Party shall have the right, in its sole discretion, to control the defense and the settlement, adjustment or compromise of such Action and the costs and expenses incurred by the Indemnified Party in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to this Article 9; provided, however, that the Indemnifying Parties through one counsel representing all Indemnifying Parties (at the sole expense of the Indemnifying Parties) may participate in (but not control the conduct of) the defense of such Proceeding; provided further that, except with the consent of the Sellers’ Representative or Buyer, as applicable (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Action with a third party shall be determinative of the amount of Damages relating to such matter or the Indemnified Party’s entitlement to indemnification with respect thereto. In the event that the Sellers’ Representative or Buyer, as applicable, has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article 9 to the amount of any such Indemnification Claim against the Indemnifying Parties directly, as the case may be, with respect to such settlement.
9.6
Unsatisfied Damages. Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy and rights that Buyer Indemnified Parties may have under this Agreement, under common law or otherwise:
(a)
Buyer shall have the right to withhold and deduct any Damages that are determined to be owed to any Buyer Indemnified Party under this Article 9 from any amount otherwise payable to any Seller under this Agreement, including from any Milestone Payment.

(b)
If Buyer shall deliver a Claim Certificate specifying Damages that are not satisfied in full pursuant to Section 9.6(a) (the “Unsatisfied Damages”), Buyer may, subject to the limitations set forth in Sections 9.2(b)(i), 9.2(b)(ii), and 9.2(b)(iii), withhold from any unpaid Milestone Payment an amount equal to such Unsatisfied Damages (which amount withheld may not exceed the amount claimed in good faith in such Claim Certificate) and shall promptly deposit such withheld amount into a third-party escrow account (the “Indemnity Escrow Account”). The Indemnity Escrow Account shall be maintained with a nationally recognized financial institution, and Buyer and the Sellers’ Representative shall enter into an escrow agreement with respect to the Indemnity Escrow Account containing customary terms and conditions and that is reasonably acceptable to Buyer and the Sellers’ Representative (the “Indemnity Escrow Agreement”). Amounts held in the Indemnity Escrow Account shall remain in escrow until the final resolution of the claims set forth in such Claim Certificate in accordance with this Article 9; provided, however, that to the extent no Proceeding is filed within 90 days after the date of delivery of a Claim Certificate, all such amounts shall be released to the Sellers; provided, further, however, that such release of amounts to the Sellers shall not limit or foreclose Seller’s obligation to indemnify any Buyer Indemnified Party, or the right of any Buyer Indemnified Party under this Article 9, if it is determined that Damages are owed to any Buyer Indemnified Party. Upon such final resolution, Buyer shall be entitled, in accordance with this Article 9, to satisfy any such Unsatisfied Damages to which a Buyer Indemnified Party is entitled hereunder out of the funds held in the Indemnity Escrow Account (and any amount in excess of such Unsatisfied Damages, if any, shall be released from the Indemnity Escrow Account and paid within five Business Days to the Sellers in accordance with this Agreement), with any Milestone Payment that has been earned being reduced by the amount of such Unsatisfied Damages.
9.7
Materiality Scrape and Other Matters. Notwithstanding anything to the contrary contained herein, for the purposes of determining whether there has been any inaccuracy in or breach of a representation, warranty, covenant or agreement, and for determining the amount of any Damages resulting therefrom, all qualifications or exceptions in any representation, warranty, covenant or agreement relating to or referring to the terms “material”, “Material Adverse Effect”, “materiality,” “in all material respects,” “in any material respects” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 9, the representations, warranties, covenants and agreements of the Parties contained in this Agreement or any certificate delivered pursuant hereto shall be read as if such terms and phrases were not included in them; provided, that in no event shall the term “Company Material Adverse Effect” be read out of Section 4.24. The right of an Indemnified Party to indemnification or any other remedy under this Agreement, or to assert or recover on any claim under this Agreement, shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement or in any Ancillary Agreement; provided, however, that no Buyer Indemnified Party shall be entitled to indemnification for any inaccuracy in or breach of any representation or warranty to the extent arising from (y) any fact, matter or circumstance set forth in the Disclosure Schedule or (z) any Legacy Known Matter (as such term is defined on Schedule 9.7). For the avoidance of doubt, nothing in Schedule 9.7 shall constitute an exception to, or a disclosure against, any representation or warranty, or an admission by any Party that any Legacy Known Matter exists. Other than with respect to a claim for Actual Fraud or willful misconduct, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. The Parties acknowledge and agree that if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then Buyer shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such misrepresentation, inaccuracy or breach. The rights of the Indemnified Parties under this Article 9 are cumulative, and each Indemnified Party shall have the right in its sole and absolute discretion to enforce any provision of this Article 9 without regard to the availability of any other remedy under any other provision of this Agreement.
9.8
Offsets. All amounts required to be actually paid to an Indemnified Party pursuant to the terms of this Article 9 shall be reduced by the amount of any insurance proceeds or other third-party recoveries actually realized by any Indemnified Party (net of any corresponding premium increase or related cost of recovery); and each Indemnified Party shall use commercially reasonable efforts to pursue and collect any such insurance proceeds available in respect of such Damages. In the event that an Indemnified Party recovers any amount of insurance proceeds or other third-party recoveries with respect to any Damages for which such Indemnified Party has already been indemnified by an Indemnifying Party hereunder, such Indemnified Party shall refund to such Indemnifying Party the lesser of (i) the amount which such Indemnified Party was indemnified for such Damages by such Indemnifying Party and (ii) the amount which such Indemnified Party recovered with respect to such Damages from insurance proceeds or other third-party recoveries.

9.9
No Subrogation. No Seller Indemnifying Party shall make any claim for indemnification, contribution, reimbursement, subrogation, advancement or other claim or right against any of the Buyer Indemnified Parties based on the fact that such Seller Indemnifying Party was a controlling person, stockholder, director, employee or agent of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to Law, any Governing Document of the Company, any Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Party against any Seller Indemnifying Party under or relating to this Agreement, any Ancillary Agreement or the Transactions. Notwithstanding any provision of this Agreement, any Governing Document of the Company, any agreement between the Company and the Seller Indemnifying Parties or any of their respective Affiliates, to the contrary, or any right or remedy provided by any Law or otherwise, from and after the Closing Date, in no event shall any of the Buyer Indemnified Parties be (i) liable or otherwise obligated to reimburse, contribute, indemnify or hold harmless any Seller (and each Seller is deemed to fully and forever release and discharge the Buyer Indemnified Parties) or any Seller Indemnifying Parties’ or the Company’s Representatives in connection with any Damages or obligations of such Person under this Article 9 or (ii) responsible to any Seller (and each Seller is deemed to fully and forever release and discharge the Buyer Indemnified Parties) as a co-warrantor, co-obligor or in any other capacity for contribution or otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by any Seller of any provision of this Agreement. No Seller’s liabilities, obligations or responsibilities to Buyer arising under or in connection with this Agreement or the Transactions shall be decreased, diminished or otherwise affected in any respect or in any manner, or otherwise be subject to any set-off, counterclaim or any other adjustment, on account of the limitation of the liability of the Company as described in this Section 9.9.
9.10
Mitigation. The Parties agree to mitigate any Damages which form the basis of a claim hereunder to the extent required by Law.
9.11
Adjustment to Purchase Price. The Parties agree to treat any payment made pursuant to this Article 9 as an adjustment to the Purchase Price, including for all Tax purposes, to the extent permitted by applicable Law.
Article 10

TAX MATTERS
10.1
Tax Covenants. Buyer shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction, in each case, that would have the effect of increasing the Tax liability or reducing any Tax asset of Sellers or the Company in respect of any Pre-Closing Tax Period without the prior written consent of Sellers’ Representative, nor shall Buyer make a §338(h)(10) or §336(e) election without the prior written consent of the Sellers’ Representative.
(a)
The Sellers shall timely prepare and file, or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company solely for any taxable period ending on or before the Closing Date and shall timely pay, or cause to be timely paid, the Taxes shown as due on such Tax Returns and all other Taxes of the Company with respect to any Pre-Closing Tax Period. Prior to the filing of any such Tax Return, the Sellers shall provide Buyer with a copy of such Tax Return at least 30 days prior to the due date for such Tax Return. The Sellers will consider in good faith any reasonable comments that Buyer may have with respect to any items set forth in any such Tax Return. Tax Returns prepared pursuant to this Section 10.1(a) shall be prepared or completed in a manner that is consistent with prior practice of the Company except as otherwise required by Law or regulation or otherwise agreed to in writing by Buyer prior to the filing thereof.
(b)
All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Ancillary Agreements shall be borne equally by Buyer and the Sellers and paid when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(c)
Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period. Buyer shall provide Sellers’ Representative with a copy of such Tax Return at least 30 days prior to the due date for such Tax Return and Buyer will consider in good faith any reasonable comments that Sellers’ Representative may have with respect to any items set forth in any such Tax Return. Any such Tax Return shall be prepared in a manner consistent with prior practice except as otherwise required by Law or regulation. The Sellers shall timely pay, or cause to be timely paid, the Taxes shown as due on such Tax Returns allocated to the Pre-Closing Tax Period in accordance with Section 10.2.
10.2
Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
10.3
Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Sellers, nor any of the Sellers’ Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.
10.4
Tax Contests. In the event Buyer or the Company receives notice of any tax proceeding initiated by any Taxing Authority with respect to an income Tax Return for a Pre-Closing Tax Period (but excluding any Straddle Period) (a “Tax Contest”), then Buyer shall notify the Sellers’ Representative, in writing, within twenty (20) days after Buyer’s or the Company’s receipt of such notice. Sellers’ Representative shall have the right to initiate, control, defend, compromise or otherwise resolve any such Tax Contest; provided, that, (x) Buyer shall have the right to participate in the defense of such Tax Contest, and to employ its own counsel at its expense therefor, (y) the Sellers’ Representative shall consult with the Buyer in good faith with respect to any issues and strategy, and (z) neither Sellers nor Sellers’ Representative shall settle or otherwise compromise any such Tax Contest without the prior written consent of Buyer, which shall not be unreasonably denied, withheld or delayed.
10.5
Cooperation and Exchange of Information. The Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 10 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of the Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.
Article 11

SELLERS’ REPRESENTATIVE
11.1
Appointment. By executing this Agreement, each Seller shall be deemed to irrevocably nominate, constitute and appoint, and hereby irrevocably nominates, constitutes and appoints, Leslie Thompson as the Sellers’ Representative for all purposes in connection with this Agreement and the Ancillary Agreements, including, with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Agreement or set-off in satisfaction of claims. By executing this Agreement, Leslie Thompson hereby accepts her appointment as Sellers’ Representative.
11.2
Authority. The Sellers grant to Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Seller (in the name of any or all of the Sellers or otherwise) any and all documents that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Article 11. Notwithstanding anything to the contrary in this Agreement or in any other Ancillary Agreement: (a) each Buyer Indemnified Party shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off under this Agreement; and (b) Buyer, each Buyer Indemnified Party and each Seller shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative as fully binding upon such Seller. Except as otherwise expressly provided herein, Buyer shall be entitled to deal exclusively with the Sellers’ Representative with respect to all notices, requests, consents, approvals, waivers, elections, instructions and other actions to be given or taken by the Sellers under this Agreement, and each such action taken by the Sellers’ Representative shall bind all applicable Sellers. A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final and binding on the Sellers. Buyer may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Sellers and may rely conclusively on the Sellers’ Representative’s written certification that any individual Seller consent required hereunder has been obtained. Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of Sellers’ Representative.

11.3
Power of Attorney. The Sellers recognize and intend that the power of attorney granted to the Sellers’ Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by Sellers’ Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Sellers.
11.4
Replacement. If Sellers’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Sellers shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within 10 days after such dissolution, resignation or inability, appoint a successor Sellers’ Representative reasonably satisfactory to Buyer. Any such successor shall succeed the former Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the Sellers who may take action by the written consent of Persons entitled to at least a majority of the Purchase Price.
11.5
Indemnification; Expenses. The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Sellers’ Representative Expenses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto in each case as such Sellers’ Representative Expense is suffered or incurred; provided, that in the event that any such Sellers’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Sellers’ Representative Expense to the extent attributable to such gross negligence or willful misconduct. To the extent the Sellers’ Representative Expenses exceed the Expense Fund, if not paid directly to the Sellers’ Representative by the Sellers, any such Sellers’ Representative Expenses may be recovered by the Sellers’ Representative from the First Anniversary Payment and/or any Milestone Payments at such time as any such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Sellers’ Representative Expenses in excess of the Expense Fund as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this section. The foregoing indemnities will survive the Closing and the resignation or removal of the Sellers’ Representative. At the Closing, Buyer shall pay the Expense Fund in accordance with Section 1.3(a)(v), to be held for the benefit of the Sellers and used to pay Sellers’ Representative Expenses, with any remaining balance distributed to the Sellers in accordance with their respective Pro Rata Share when the Sellers’ Representative determines it is no longer needed. The Expense Fund is not available to Buyer for any indemnification, set-off or other claim.
Article 12

MISCELLANEOUS
12.1
Public Statements. [***]
12.2
No Third‑Party Beneficiaries; No Recourse Against Affiliates. This Agreement and the Ancillary Agreements shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the Indemnified Parties are intended third-party beneficiaries of Article 9.
12.3
Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof.
12.4
Succession and Assignment. This Agreement and the Ancillary Agreements and all of the provisions hereof and thereof shall be binding upon and inure solely to the benefit of the parties named herein and therein and their respective successors and permitted assigns; provided, however, except as otherwise provided herein, Buyer may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Sellers’ Representative, and no Seller may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of Buyer; provided, however, that Buyer may assign this Agreement and/or any of its rights, interests and/or obligations hereunder without the prior written approval of any other Party in connection with a Buyer Change of Control provided that such assignment is carried out in accordance with Section 2.7.
12.5
Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any counterpart executed by electronic signature (e.g., via DocuSign) or delivered by .pdf or similar attachment to an email (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.
12.6
Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Except as otherwise expressly provided herein, any notice or other communication required or permitted to be given to any or all of the Sellers under this Agreement may be given to the Sellers’ Representative, and any such notice or communication shall be deemed given to each applicable Seller. The Sellers’ Representative may give any notice or other communication under this Agreement on behalf of any or all of the Sellers. Any notice alleging a breach of an obligation requiring a Seller’s personal performance shall also be given to such Seller at the address set forth on such Seller’s signature page or such other address as such Seller has specified in writing. Nothing herein authorizes the Sellers’ Representative to accept service of process on behalf of any Seller. Any notice, request, demand, claim or other communication hereunder shall be sent (by hand, by email/electronic delivery, by courier, express delivery or overnight mail service) to the attention of the Person and to the address set forth beneath the name of such Party below (or to such other Person or address as such Party shall have specified in a written notice given to the other Party hereto):

If to the Sellers, to the Sellers’ Representative at the address set forth below, or, for any notice required to be given directly to an individual Seller, to the address set forth on such Seller’s signature page attached hereto.

If to the Sellers’ Representative:

Leslie Thompson

[***]

[***]

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Pierce Atwood, LLP
100 Summer Street, Suite 2250
Boston, Massachusetts 02110

Attn: Sarah McGarrell
Email: smcgarrell@pierceatwood.com

If to Buyer:

Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200
Carlsbad, California 92008

Attention: Chief Executive Officer and General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real, Suite 100

San Diego, California 92130

Attention: Edwin Astudillo

Email: eastudillo@sheppard.com

Any such notice shall be deemed to have been given (a) when delivered by hand; (b) on the Business Day after the date sent if sent by a nationally recognized overnight courier for overnight delivery; (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

12.7
Governing Law.
(a)
This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)
Except as otherwise expressly set forth in any Ancillary Agreement, any Proceeding based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery sitting in Wilmington, Delaware (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware sitting in Wilmington Delaware, or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by legal requirement or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 12.7(b).
(c)
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
12.8
Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Sellers’ Representative and Buyer. No waiver by Buyer or by any Seller of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Buyer or the Sellers’ Representative on behalf of such Seller, respectively, subject to any requirement under this Agreement for the affected Seller’s prior written consent. No waiver by the Sellers’ Representative in its own capacity shall be effective unless explicitly set forth in writing and signed by the Sellers’ Representative. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.9
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
12.10
Expenses. Except as otherwise expressly provided herein, each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions. For the avoidance of doubt, all costs and expenses (including legal fees and expenses), other than the Buyer Agreed Expenses, incurred in connection with this Agreement and the Transactions by or on behalf of the Company, shall be paid by the Sellers.
12.11
Construction. For purposes of this Agreement, whenever the context requires: (a) when a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated; (b) when a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated; (c) any reference in this Agreement to the “Company” will be deemed to be a reference to the Company and each of its Subsidiaries, if any (separately and in the aggregate), except to the extent otherwise specified herein or required by the context of the use of the word Company; (d) unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity; (e) (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; (f) unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive; (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”; (h) references to “$” or “Dollars” are references to U.S. dollars; (i) the meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning; (j) when reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns, and references to any Person include the successors and permitted assigns of that Person; (k) a reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder; (l) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time; (m) all undefined accounting terms used herein will be interpreted in accordance with GAAP; (n) the headings in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof; (o) the measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1); (p) all references to “days” in this Agreement shall mean calendar days unless the reference is specifically to “Business Days”; and (q) references to the term “delivered by the Company,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that the Sellers have, or have caused the Company to have: (i) posted such materials to the electronic data room maintained through Box and have given Buyer and its Representatives access to the materials so posted not less than 48 hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Schedules or the Disclosure Schedule; or (iii) otherwise made such materials available in writing to Buyer not less than 48 hours prior to the execution and delivery of this Agreement. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. Except as otherwise expressly provided in the Schedules (including the Disclosure Schedule), in some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
12.12
Incorporation of Exhibits. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
12.13
Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Acquisition) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages, this being in addition to any other remedy to which they are entitled, and (b) the right of specific enforcement is an integral part of the Acquisition and without that right, neither the Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

12.14
Legal Representation. Buyer hereby agrees, on its own behalf and on behalf of its Affiliates and each of their respective directors, managers, stockholders, members, partners, officers and employees, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) Pierce Atwood LLP (together with any successor thereof, “Pierce Atwood”) has represented the Sellers (individually and collectively, the “Seller Group”) and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) following the Closing, Pierce Atwood may represent the Sellers or any director, member, equityholder, partner, officer, employee or Affiliate of the Seller Group, in each case, in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement, including under Section 1.6, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”), notwithstanding its representation of the Sellers and the Company in the Current Representation. Solely to the extent permitted by applicable Law and applicable rules of professional conduct, Buyer, on behalf of itself and the Waiving Parties, hereby consents to the Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or objection based solely on Pierce Atwood’s representation of the Sellers or the Company in the Current Representation, including in disputes under Section 1.5. Nothing herein authorizes Pierce Atwood to use or disclose any confidential information of Buyer, the Company or their respective Affiliates, or limits any obligation under applicable Law or applicable rules of professional conduct that cannot validly be waived. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications between the Seller Group, on one hand, and Pierce Atwood, on the other hand, occurring prior to the Closing, solely to the extent such communications are protected by the attorney-client privilege and relate to the negotiation, preparation, execution and delivery of, and performance under, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, in each case in connection with the Current Representation (“Privileged Deal Communications”), shall, to the extent such privilege has not otherwise been waived, remain privileged communications between the Seller Group and Pierce Atwood after the Closing. As between the Parties, the privilege and the expectation of client confidence relating to Privileged Deal Communications shall belong solely to the Seller Group, shall be controlled by the Sellers’ Representative and shall not pass to or be claimed by Buyer or any Waiving Party. Privileged Deal Communications shall not include communications relating to the ordinary-course business or operations of the Company or legal advice concerning matters other than the Current Representation, and all privileges and protections relating to such excluded communications shall remain with the Company. No underlying facts, business records or other documents shall become privileged or be excluded from Buyer’s or the Company’s access or use solely because they were communicated to, reviewed by or attached to a communication with Pierce Atwood. From and after the Closing, Buyer shall, and shall cause the Company to, on behalf of itself and the Waiving Parties, not assert any attorney-client privilege belonging to the Seller Group with respect to any Privileged Deal Communications in connection with any Post-Closing Representation. Nothing herein creates any privilege not otherwise available under applicable Law, preserves any privilege otherwise waived, or restricts Buyer or the Company from challenging whether a communication constitutes a Privileged Deal Communication or is privileged. Notwithstanding the foregoing, in the event that a dispute arises involving Buyer, the Company or any of their respective Affiliates, on the one hand, and a third party other than the Seller Group, on the other hand, each of Buyer and the Company may assert the attorney-client privilege to prevent the disclosure of Privileged Deal Communications to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Sellers shall, and shall cause their controlled Affiliates to, preserve the confidentiality of Privileged Deal Communications and shall not waive the privilege with respect thereto or voluntarily disclose them to any third party (other than their legal advisers subject to duties of confidentiality in circumstances that do not waive such privilege) without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed, if such waiver or disclosure would reasonably be expected to prejudice Buyer or the Company. Nothing herein prohibits disclosure required by applicable Law or a binding Order, provided that, to the extent legally permitted, the disclosing Party gives the other Party prompt written notice and reasonably cooperates, at the other Party’s expense, in seeking a protective order or other appropriate protection.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: Lineage Cell Therapeutics, Inc., a California corporation
By:	/s/ Brian Culley
Name:	Brian Culley
Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE:
/s/ Leslie Thompson
Leslie Thompson

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

Shellwater & Co.
By:	/s/ Jimmy Castro
Name:	Jimmy Castro
Title:	Director, Investment Transaction Services
Address:

Email:

/s/ Charlene Arguelles
Charlene Arguelles
Address:

Email:

/s/ Jeffrey Janus
Jeffrey Janus
Address:

Email:

/s/ Yuna Muyshondt
Yuna Muyshondt
Address:

Email:

/s/ Leslie Thompson
Leslie Thompson
Address:

Email:

/s/ John Reidling
John Reidling
Address:

Email:

[Signature Page to Stock Purchase Agreement]

Exhibit A
Definitions

“Actual Fraud” means actual and intentional common law fraud under Delaware law. For the avoidance of doubt, “Actual Fraud” shall not include reckless, constructive, negligent or any other theory of non-intentional or implied fraud.

“Affiliate” has the meaning set forth in Rule 12b‑2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Ancillary Agreements” mean the Disclosure Schedule, the Consulting Agreements, the Non-Competition Agreements, and any other documents, agreements, certificates, schedules or other instruments contemplated by any of the foregoing or this Agreement.

“A&R UC License” means an amended and restated exclusive license agreement (or equivalent) intended to supersede the UC License, in substantially the form set forth on Exhibit F.

“Bank Engagement Letter Termination Agreement” means the agreement between the Company and Five Star Bank that, among other things, terminates the letter agreement dated December 12, 2024 from Five Star Bank to the Company executed by the Bank on March 26, 2025 and accepted by the Company on March 27, 2025, in a form reasonably satisfactory to Buyer.

“Benefit Plan” means any (i) plan, fund, program, agreement, policy or arrangement (written or oral) for the benefit of any current or former employee, director, officer or consultant (or their spouses or dependents) of the Company, including those that provide executive compensation, deferred or incentive compensation, compensation, bonus, commission, pension, profit-sharing, stock-related rights (including, but not limited to, stock bonus, stock option, stock purchase, restricted stock and restricted stock units), termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, material fringe benefit, insurance (including any self-insured arrangements), health or medical, worker’s compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other benefits; and (ii) Employee Pension Benefit Plan and Employee Welfare Benefit Plan (in each case, as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended).

“Business Day” means any day of the year other than a Saturday, Sunday or any other day on which national banking institutions are authorized or obligated to close under the Laws of California.

“Buyer Agreed Expenses” shall mean (i) both of the Closing Conversion Payments (as such term is defined in the CIRM SAFE Termination Agreement) under the CIRM SAFE Termination Agreement, (ii) the [***] Payment (as such term is defined in the CIRM SAFE Termination Agreement) under the [***] Termination Agreement, and (iii) the license issue fee payable by Licensee pursuant to Paragraph 5.1 of the A&R UC License.

“Buyer Closing Stock Price” means the volume-weighted average price per share for Buyer Common Stock during Regular Trading Hours as reported by Bloomberg L.P. [***] (as appropriately adjusted for any stock splits, stock dividends or similar transactions). [***]

“Buyer Common Stock” means the common shares of Buyer.

“Buyer Future Stock Price” means the volume-weighted average price per share for Buyer Common Stock during Regular Trading Hours, as reported by Bloomberg L.P. [***] (as appropriately adjusted for any stock splits, stock dividends or similar transactions). [***]

“Buyer Material Adverse Effect” means any change, event, condition, circumstance, effect or occurrence (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that (a) has had or could reasonably be expected to have a material adverse effect on the assets, results of operations, condition (financial or otherwise), prospects or business of Buyer, taken as a whole, or (b) does or could reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions, but shall not include any adverse effect to the extent resulting from or relating to (i) the economy or financial, banking or securities markets in the United States in general, (ii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iii) any U.S. Government shutdown; provided that none of the events set forth in items (i), (ii) or (iii) shall have had a disproportionate effect on Buyer, taken as a whole, relative to participants in the industries in which Buyer participates.

“Buyer SEC Documents” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Buyer under the Exchange Act with SEC, together with any amendments, restatements or supplements thereto.

“CIRM” means California Institute for Regenerative Medicine.

“CIRM Awards” means, collectively, Award Nos. TR2-01841, PC1-08117, CLIN1-10953, DISC2-09569 and CLIN2-18595, each of which was granted by CIRM to The Regents.

“CIRM SAFE” means that certain simple agreement for future equity issued by the Company to CIRM in exchange for the payment by CIRM of $[***] on or about April 2, 2026.

“CIRM SAFE Termination Agreement” means a written agreement between the Company and CIRM pursuant to which each of the CIRM SAFE and the letter agreement dated April 2, 2026 related to the CIRM SAFE is terminated in their entirety as of the Closing with no liability of any party thereto, which agreement shall include mutual releases of all claims arising under or in connection with the CIRM SAFE and such letter agreement and a representation by each party thereto that no rights, obligations or liabilities survive such termination, in a form satisfactory to Buyer.

“Closing Cash” means (a) all unrestricted cash and cash equivalents (including marketable securities, checks, bank deposits, and short term investments) of the Company and restricted cash but only to the amount in excess of the restriction, plus (b) checks, wires, and drafts received by the Company but not yet cleared, minus (c) checks, wires, and drafts issued but not yet cashed or deducted, in each case, as of 11:59 p.m. Pacific Time on the Closing Date.

“Closing Consideration” means (a) $5,000,000, minus (b) the Unpaid Sellers’ Transaction Expenses, minus (c) Closing Indebtedness, minus, (d) the Expense Fund, plus (e) Closing Cash.

“Closing Indebtedness” means (a) total outstanding Indebtedness of the Company as of 11:59 p.m. Pacific Time on the Closing Date and (b) Unpaid Pre-Closing Taxes.

“Closing Stock Consideration” means the shares of Buyer Common Stock that Buyer determines to issue to the Sellers as part of the Closing Consideration in accordance with Section 1.3(d)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Confidential Information” means any information concerning the Company or its business or assets that is proprietary or not generally available to the public, including know-how, Trade Secrets, its Contracts, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

“Company Intellectual Property” means all Intellectual Property that is used or held for use in connection with the operation of the business of the Company, including all Owned Intellectual Property and Licensed Intellectual Property.

“Company IP Agreements” means any Contract, consent, settlement, or Order to which the Company is a party or by which it is bound that relates to any Intellectual Property, including: (a) any license of, option to license or covenant not to sue or assert with respect to, any Owned Intellectual Property or other Intellectual Property used in or necessary to the operation of business of the Company, granted by the Company to any third party, or pursuant to which any third party has obtained any right, title or interest in any such Intellectual Property; (b) any license or sublicense, or other permissions or agreements pursuant to which the Company has obtained any right, title or interest in any Intellectual Property owned or controlled by a third party, including all agreements pursuant to which Licensed Intellectual Property is made available to the Company; (c) any agreement between the Company and any third party relating to the use, development, prosecution, enforcement or commercialization of any Intellectual Property used in or necessary to the operation of the business of the Company; and (d) any consent, settlement or Order governing the use, validity or enforceability of any Owned Intellectual Property.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means any change, event, condition, circumstance, effect or occurrence (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that (a) has had or could reasonably be expected to have a material adverse effect on the assets, results of operations, condition (financial or otherwise), prospects or business of the Company, taken as a whole, or (b) does or could reasonably be expected to materially impair or delay the Company’s or any Seller’s ability to consummate the Transactions, but shall not include any adverse effect to the extent resulting from or relating to (i) the economy or financial, banking or securities markets in the United States in general, (ii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iii) any U.S. Government shutdown; provided that none of the events set forth in items (i), (ii) or (iii) above shall have had a disproportionate effect on the Company, taken as a whole, relative to participants in the industries in which the Company participates.

“Company Product” means each cell therapy product developed, licensed, leased, offered, made available, or delivered by the Company, or that the Company is formulating, manufacturing, processing, producing, packaging, transporting, labeling, storing, distributing, marketing or selling, developing, licensing, leasing, offering, making available, or delivering, and including any products currently under research use only, preclinical or clinical development by the Company, including hNSC-01.

“Company Securities” means securities of the Company, including all shares of the Company’s capital stock, all options, all warrants, all equity and equity interests, and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

“Confidential Information” means (a) this Agreement and the Ancillary Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, and any information obtained in connection with this Agreement, including information regarding the negotiations of this Agreement, and (b) all Company Confidential Information.

“Consulting Seller” means each of Leslie Thompson, John Reidling, and Yuna Muyshondt.

“Contract” means any agreement, contract, commitment, indenture, note, mortgage bond, lease, license, deed of trust, lease, rental agreement, sales order, purchase order, subcontract, teaming agreement, pledge agreement, noncompetition agreement, insurance contract and any other contract or binding arrangement, whether written or oral.

“Exchange” means the national securities exchange on which the Buyer Common Stock is then listed (as of the date of this Agreement, NYSE American LLC).

“Damages” means all damages, penalties, fines, Taxes, amounts paid in settlement, liabilities, losses, costs and expenses, including court costs and reasonable attorneys’ fees and expenses, and including any diminution in the value of the Company or the Shares; provided that, Damages shall not include punitive, exemplary, special, consequential or indirect damages, speculative (as opposed to actually proven) loss of anticipated or future income, revenue or profits, loss of reputation, opportunity costs, or damages based on any “multiple of EBITDA,” “multiple of profits,” “multiple of cash flow,” or other similar valuation methodology, in each case, unless actually paid to a third party in connection with a claim or demand asserted by a third party; provided further that nothing in this definition shall limit or exclude the recovery by the Sellers of any Milestone Payment, the First Anniversary Payment or any other portion of the Purchase Price that has actually become due and payable in accordance with Section 1.3, Section 2.2 or Section 2.5, all of which shall constitute direct damages; and provided further that none of the foregoing exclusions in this definition shall apply to, or in any way limit the recovery of Damages arising from, any claim for Actual Fraud or willful misconduct.

“Equitable Principles” means (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, in each case, affecting creditors’ rights and remedies generally, and (b) general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

“Expense Fund” means $200,000, which amount shall be withheld from the Closing Consideration and paid to the Sellers’ Representative at the Closing in accordance with Section 1.3(a)(v), to be held and disbursed by the Sellers’ Representative in accordance with Section 11.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“First Anniversary Payment” means $5,000,000.

“Founder Loans” means the payment obligations of the Company to those Sellers and in such amounts as set forth in Section 4.6(d) of the Disclosure Schedule.

“Fundamental Representations” are the representations and warranties contained in the following Sections: 4.1 (Organization, Qualifications and Corporate Power), 4.3 (Capitalization), 4.4 (Subsidiaries; Joint Ventures), 4.12 (Intellectual Property), 4.18 (Certain Business Relationships), 4.20 (No Other Agreements to Sell), 4.21 (Brokers), and 4.22 (FDA and Regulatory Matters).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Healthcare Laws” means, to the extent applicable to the conduct of the Company’s business, as applicable, the following: (a) the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), including the criminal provisions thereunder, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, transporting, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of any Company Product, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, recordkeeping, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare products or services; (b) all equivalent or similar Laws in any jurisdiction applicable to the Company or any Company Product; and (c) all regulations and guidance documents promulgated pursuant to such Laws.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) of, and all other amounts payable by, such Person and its Subsidiaries on a consolidated basis, in connection therewith (a) in respect of borrowed money, whether current or funded, secured or unsecured, or evidenced by bonds, notes, debentures or similar instruments (convertible or otherwise) or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) representing foreign exchange Contracts, interest rate cap agreements, interest rate swap agreements, interest rate and currency swap arrangements, foreign currency exchange agreements or any other derivative or hedging contracts or arrangements designed to provide protection against fluctuations in interest or currency rates (in each case, valued at the termination cost thereof) (including breakage costs); (c) under conditional sale, title retention or other agreements or arrangements with respect to the deferred purchase price of any property, assets or services (including earn-outs and other contingent payments); (d) in respect of earn-out, contingent purchase price, deferred purchase price, or similar type payments with respect to the acquisition of another Person or property; (e) all indebtedness under leases of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, that are required to be capitalized or classified and accounted for under GAAP as capital leases; (f) in respect of accrued or declared but unpaid dividends or other distributions; (g) for any customer deposits or deferred revenue (whether short-term or long-term), including customer overpayments; (h) all costs to fulfill such customer deposits or deferred revenue; (i) for any accrued or informally tracked but unpaid deferred compensation, employee bonuses, severance, paid time off or similar payments (whether such payments are discretionary or mandatory), together with the employer’s share of payroll, social security, unemployment or similar Taxes attributable to such obligations (determined as though such obligations were payable as of the Closing); (j) for any accrued but unpaid Tax liabilities, including any Unpaid Pre-Closing Taxes; (k) in respect of any accrued but unfunded or under-funded contributions to any 401(k) plan or profit sharing plan (together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations); (l) with respect to payroll liabilities and benefits accrued as of the Closing, plus the employer’s share of payroll, social security, unemployment and other Taxes associated with such payments (determined as though such obligations were payable as of the Closing), in each case to the extent not otherwise included in clauses (i) or (k) above; (m) all obligations secured by any Lien (other than Permitted Liens) on any assets or equity interests of such Person or its Subsidiaries; (n) the outstanding and past due balances under credit cards issued to the Company; (o) any off-balance sheet financing; (p) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a) through (o) above to the extent of the obligation secured; (q) any unpaid but due or past due license maintenance fees, patent prosecution costs, and milestone payments under the UC License; (r) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (q) above; and (s) all obligations referred to in clauses (a) through (r) above of another Person that are guaranteed, directly or indirectly, by such Person or its Subsidiaries or are secured by any Lien on property or assets of such Person or its Subsidiaries, to the extent of the obligation guaranteed or secured. Notwithstanding the foregoing, “Indebtedness” shall not include any item of Transaction Expenses to the extent, and solely to the extent, such item is actually included in the calculation of Unpaid Sellers’ Transaction Expenses.

“Intellectual Property” means all of the following intellectual property rights existing worldwide: (a) rights in inventions, patents, patent applications, continuations-in-part, divisions or reissues; (b) trademarks, service marks, trade dress, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin, together with the goodwill symbolized thereby; (c) any and all rights in works of authorship (whether or not copyrightable) including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; (d) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material proprietary information (collectively, “Trade Secrets”); (e) all registered domain names; (f) all rights in software, including object code, source code, proprietary algorithms, and related databases and instruction manuals (collectively, “Software”); and (g) all similar intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), IT Systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“IT Systems” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management, and all other computer or information technology systems, equipment and assets, including related documentation, materials, media and specifications, that are owned, purported to be owned, contracted for, licensed, leased, used or held for use by the Company, including any and all such (a) computers, software, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, data communications lines, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, workstations, switches, and communication facilities; (b) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs), including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (c) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).

“Knowledge” means that which is known by a Person after due inquiry. In the case of the Sellers, “Knowledge” means the “Knowledge” of each Seller. In the case of Buyer, “Knowledge” means the “Knowledge” of each of [***].

“Law” means all foreign, federal, state, provincial and local laws, statutes, codes, ordinances, rules, regulations, guidance, resolutions, and Orders, in each case, promulgated by any Governmental Entity or quasi-Governmental Entity.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lien” means any mortgage, pledge, lien, encumbrance, security interest, deed of trust, collateral assignment, Uniform Commercial Code financing statement, conditional or other sales agreement, hypothecation, claim, option, right of first refusal, preemptive right, community property interest, restriction of any nature, and other encumbrance on or ownership interests in the assets or properties of the Company or the Shares (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset), as applicable, other than, with respect to the Shares, restrictions on transfer arising under applicable state or federal securities laws.

“Order” means any order, injunction, judgment, decree, award, determination, decision, ruling, verdict, writ, assessment or arbitration or other award of a Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practices.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Permits” means all franchises, permits, clearances, licenses, variances, exemptions, Orders, approvals, registrations and any similar authorizations.

“Permitted Liens” means (a) any Lien for Taxes, assessments or other governmental levies, fees or charges which are not due and payable as of the Closing Date or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP; and (b) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released at Closing.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity, or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy and Security Laws” means all (a) applicable Laws concerning the privacy, data protection, processing, transfer or security of Protected Information, including the following and their implementing regulations, if and to the extent applicable: Health Insurance Portability and Accountability Act (HIPAA), the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, data security applicable Laws, including those established by the California Consumer Privacy Act, Massachusetts Data Privacy Act, data breach notification applicable Laws, consumer protection applicable Laws, the General Data Protection Regulation (EU) 2016/679, the European Union Data Protection Directive 95/46/EC (and implementing regulations adopted by applicable European Union member states); (b) all Contracts to which the Company is a party or is otherwise bound to the extent relating to Protected Information or protecting the security or privacy of information or IT Systems; (c) the Company’s internal and posted policies and notices relating to Protected Information and/or the privacy and security of the Company’s products, data, and IT Systems; (d) any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, demand, complaint, charge, audit, hearing, review, investigation or other proceeding, whether public or private, by or before a Governmental Entity or arbiter.

“Program” means the research, development, manufacture and commercialization of the Product Candidate and/or any Derivative in the Field, whether conducted by or on behalf of Buyer, the Company, or any of their respective Affiliates, licensees or sublicensees. Where the context refers to a sale, transfer or other disposition of the

Program, the term also includes all rights, assets, Permits, regulatory filings (including IND 29720), data and Contracts that are owned or controlled by Buyer, the Company or any of their respective Affiliates and that are necessary for, or primarily used in, those activities. For the avoidance of doubt, “Program” does not include any other program or product candidate of Buyer or its Affiliates that is not the Product Candidate or a Derivative.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth under the heading “Pro Rata Share” on the Payment Schedule, which percentage shall be the aggregate number of Shares owned by such Seller as of the Closing, divided by all of the Shares.

“Protected Information” means any information, in any form, that (a) is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual); or (b) is considered personal data or otherwise governed, regulated or protected by one or more Privacy and Security Laws.

“Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity at any time.

“Related Persons” means any director, officer, consultant, employee or Affiliate of the Company, any Seller or any Affiliate of any of the foregoing.

“Regular Trading Hours” means, for any trading day, the period beginning at the official open of the regular trading session of the Exchange and ending at the official close of the regular trading session of the Exchange on such day (i.e., excluding any pre-market or after-hours/extended-hours trading session), currently 9:30 am Eastern Time through 4:00 pm Eastern Time, or such other hours as may be determined by the Exchange from time to time.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, counsel, accountants, and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“[***] Agreement” means that certain Stock Redemption Agreement, dated as of November 24, 2025, entered into between [***], and the Company.

“[***] Termination Agreement” means a written agreement executed by [***] and the Company pursuant to which the [***] Agreement is terminated in its entirety as of the Closing with no liability of any party thereto, which agreement shall include mutual releases of all claims arising under or in connection with the [***] Agreement and a representation by each party thereto that no rights, obligations or liabilities survive such termination, in a form satisfactory to Buyer.

“Shellwater” means Shellwater & Co., one of the Sellers.

“Stockholder and Indemnification Matters” means (a) any claim by any Person asserting, alleging or seeking to assert rights with respect to Company Securities, in each case except for the right, following the Closing and in compliance with the terms of this Agreement, of the Sellers to receive the Purchase Price; and (b) any claim by any Person who is or at any time was, or alleges to be or have been, an officer, director, employee or agent of the Company against the Company, Buyer or any Affiliate of the Company or Buyer involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under any of the Governing Documents of the Company, including prior versions thereof, under any Contract, any Law or otherwise) with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing or otherwise related to the Transaction.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person (including any joint venture) of which any outstanding share capital, voting securities or other equity interests is owned, directly or indirectly.

“Tax” and “Taxes” means (a) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including but not limited to, income, gross receipts, excise, property, escheat, abandoned or unclaimed property, sales, use, transfer, net worth, franchise, environmental, payroll, withholding, employment, real property, value added, alternative or add-on minimum, estimated, social security or other taxes including any interest, penalties or additions attributable thereto and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign Law, as a transferee or successor, by contract, or otherwise.

“Tax Return” means any declaration, return, report, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes filed with any Tax authority or other Governmental Entity or required to be provided to any Person.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“The Regents” means The Regents of the University of California, an instrumentality of the State of California.

“Transaction Expenses” means all fees, costs and expenses (whether or not billed or invoiced prior to the Closing) incurred by or on behalf of the Company or any Seller, in each case, required to be paid or reimbursed by the Company (whether or not such fees, costs and expenses are due upon notice or lapse of time or both and including benefits, severance, termination pay, time in lieu of pay and separation payments that may become payable in connection with termination of employment either at or following the Closing), including (a) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction; (b) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Transaction; (c) any other amounts paid or anticipated to be paid to third parties in connection with the Transaction, including with respect to any Consents, including any payment of a consent fee, “profit sharing” payment or other consideration, or increased rent payments or other payments under any Contract; (d) all costs and disbursements incurred in connection with the termination of any employment of an employee prior to the Closing Date (if any); (e) any severance, retention, bonus, consent fee, change-of-control or similar payment, profit sharing payment or other similar payment to any employee by the Company payable as a result of Closing or any of the other transactions contemplated hereby (whether before, on or after the Closing) under any Contract or pursuant to applicable Laws; (f) any Tax obligations of the Company with respect to forgiveness of Indebtedness owed to the Company (including any unamortized original issue discount, prepayment penalty, breakage fees, accelerated deferred financing fees, or other amounts treated as interest for federal income Tax purposes); (g) any increase of any benefits paid by the Company in connection with the Transaction over the amounts otherwise payable by the Company; and (h) all Taxes required to be paid in connection with the foregoing (including the employer’s portion of any wage or similar withholding Taxes); notwithstanding the foregoing, the Buyer Agreed Expenses shall not be Transaction Expenses.

“Transactions” means, collectively, the transactions contemplated under this Agreement and under the Ancillary Agreements.

“UC License” means that certain Exclusive License Agreement, dated May 28, 2024, by and between the Company and The Regents.

“Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that remain unpaid (including such Taxes that are accrued but not yet due and payable) as of 11:59 p.m. Pacific Time on the Closing Date, on a jurisdiction by jurisdiction and type by type basis, which may not be less than zero for any jurisdiction or type, and determined in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law.

“Unpaid Sellers’ Transaction Expenses” means all Transaction Expenses that remain unpaid as of 11:59 p.m. Pacific Time on the Closing Date.